                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               HOMESTORE.COM, INC.

                                  IPLACE, INC.

                                     AND THE

                          STOCKHOLDERS OF IPLACE, INC.
                      LISTED ON THE SIGNATURE PAGES HERETO



                           DATED AS OF AUGUST 7, 2001

                                    ARTICLE I

                                   THE MERGER
1.1     THE MERGER..........................................................................   1
1.2     CLOSING.............................................................................   1
1.3     EFFECTS OF THE MERGER...............................................................   1
1.4     CONVERSION OF CAPITAL STOCK; MERGER CONSIDERATION...................................   2
1.5     PURCHASE PRICE......................................................................   4
1.6     ADJUSTMENTS TO PURCHASE PRICE.......................................................   4
1.7     ESCROW..............................................................................   8
1.8     REGISTRATION RIGHTS AND LOCK-UP.....................................................   8
1.9     PAYMENT OF MERGER CONSIDERATION TO STOCKHOLDERS.....................................   8
1.10    DISSENTING SHARES...................................................................   9
1.11    TAX CONSEQUENCES....................................................................  10

                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE STOCKHOLDERS

2.1     ORGANIZATION AND POWER; CAPITALIZATION.............................................   10
2.2     AUTHORIZATION; BINDING EFFECT, ETC.................................................   12
2.3     CHARTER, BY-LAWS AND MINUTES.......................................................   12
2.4     NO VIOLATION.......................................................................   12
2.5     FINANCIAL STATEMENTS...............................................................   13
2.6     LIABILITIES........................................................................   13
2.7     REAL AND PERSONAL PROPERTY.........................................................   13
2.8     NO ENCUMBRANCES....................................................................   13
2.9     TAXES..............................................................................   13
2.10    CONTRACTS..........................................................................   14
2.11    ACCOUNTS RECEIVABLE................................................................   14
2.12    INTELLECTUAL PROPERTY..............................................................   14
2.13    CONSENTS; COMPLIANCE WITH LAW......................................................   15
2.14    EMPLOYEES..........................................................................   16
2.15    EMPLOYEE PLANS AND BENEFITS........................................................   16
2.16    INSURANCE..........................................................................   17
2.17    TRANSACTIONS WITH AFFILIATES.......................................................   17
2.18    BOOKS AND RECORDS; BANK ACCOUNTS...................................................   17
2.19    OPERATION OF BUSINESS IN ORDINARY COURSE...........................................   17
2.20    LITIGATION.........................................................................   17
2.21    FINDER'S FEE.......................................................................   17
2.22    APPROVALS..........................................................................   18
2.23    REGULATED ENTITY...................................................................   18
2.24    INVESTMENT INTENT..................................................................   18
2.25    DISCLOSURE.........................................................................   19
2.26    STOCKHOLDERS OF COMPANY............................................................   19

2.27    POWERS OF ATTORNEY.................................................................   19
2.28    NO BANKRUPTCY PROCEEDINGS..........................................................   19
2.29    ENVIRONMENTAL LIABILITIES..........................................................   20
2.30    YAHOO LICENSE AGREEMENT............................................................   20

                                   ARTICLE III

                        REPRESENTATIONS OF BUYER AND SUB

3.1     ORGANIZATION AND POWER.............................................................   20
3.2     NO VIOLATION.......................................................................   20
3.3     AUTHORITY..........................................................................   21
3.4     BUYER SHARES.......................................................................   21
3.5     APPROVALS..........................................................................   21
3.6     OWNERSHIP OF SUB...................................................................   21

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

4.1     CONSENTS AND FILINGS...............................................................   21
4.2     CLOSING CONDITIONS.................................................................   22
4.3     CONDUCT OF COMPANY'S BUSINESS PRIOR TO THE CLOSING DATE............................   22
4.4     FULL ACCESS AND NOTICE.............................................................   24
4.5     EXCLUSIVITY........................................................................   24
4.6     COMPANY STOCK OPTION PLAN..........................................................   24
4.7     TERMINATION AND AMENDMENT OF AGREEMENTS............................................   25
4.8     SCHEDULE 2.7.......................................................................   25
4.9     BENEFIT PROVIDER AGREEMENT.........................................................   25

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

5.1     BOARD AND STOCKHOLDER APPROVAL.....................................................   25
5.2     REPRESENTATIONS AND WARRANTIES.....................................................   25
5.3     COMPANY'S PERFORMANCE..............................................................   26
5.4     NO MATERIAL ADVERSE CHANGE.........................................................   26
5.5     CONSENTS...........................................................................   26
5.6     APPROVALS..........................................................................   26
5.7     NO ORDERS; LEGAL PROCEEDINGS.......................................................   26
5.8     APPROVAL OF DOCUMENTATION..........................................................   27
5.9     RELATED AGREEMENTS.................................................................   27
5.10    OPINION OF COUNSEL FOR COMPANY.....................................................   27
5.11    OPINION OF COUNSEL FOR BUYER.......................................................   27
5.12    CAPITALIZATION SCHEDULE............................................................   27
5.13    COMPANY STOCK OPTION PLAN..........................................................   27

5.14    OPTION HOLDERS.....................................................................   27
5.15    JUNE 30 AUDITED FINANCIALS.........................................................   27
5.16    REPAYMENT OF MEMBERWORKS NOTE RECEIVABLE...........................................   27
5.17    MEMBERWORKS AGREEMENTS.............................................................   28
5.18    NO DISSENTING STOCKHOLDER..........................................................   28
5.19    OPINION OF COUNSEL OF MEMBERWORKS..................................................   28

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

6.1     REPRESENTATIONS AND WARRANTIES.....................................................   28
6.2     PERFORMANCE OF BUYER...............................................................   28
6.3     APPROVAL OF DOCUMENTATION..........................................................   28
6.4     APPROVALS..........................................................................   28
6.5     NO ORDERS; LEGAL PROCEEDINGS.......................................................   28
6.6     RELATED AGREEMENTS.................................................................   28
6.7     LEGAL OPINION......................................................................   28
6.8     OPINION OF COUNSEL FOR BUYER.......................................................   29

                                   ARTICLE VII

                             POST-CLOSING COVENANTS

7.1     COVENANT NOT TO COMPETE............................................................   29
7.2     CONFIDENTIALITY....................................................................   30
7.3     REASONABLENESS OF RESTRICTIONS AND ENFORCEABILITY..................................   30
7.4     SEVERABLE COVENANTS................................................................   30
7.5     LITIGATION SUPPORT.................................................................   30
7.6     TRANSITION.........................................................................   31
7.7     GENERAL............................................................................   31

                                  ARTICLE VIII

                                 INDEMNIFICATION

8.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS...............   31
8.2     INDEMNIFICATION BY STOCKHOLDERS....................................................   32
8.3     INDEMNIFICATION BY BUYER...........................................................   32
8.4     PROCEDURES.........................................................................   32
8.5     PREVAILING PARTY TO BE AWARDED LEGAL FEES..........................................   33
8.6     INDEMNIFICATION RECOVERY...........................................................   33
8.7     ESCROW AMOUNT......................................................................   33
8.8     STOCKHOLDER AGENT..................................................................   34
8.9     INSURANCE PROCEEDS.................................................................   34

                                   ARTICLE IX

                                   TAX MATTERS

9.1     CERTAIN TAXES......................................................................   35
9.2     TAX COOPERATION....................................................................   35

                                    ARTICLE X

                                   TERMINATION

10.1    TERMINATION OF AGREEMENT...........................................................   35
10.2    EFFECTS OF TERMINATION.............................................................   36

                                   ARTICLE XI

                                     GENERAL

11.1    ENTIRE AGREEMENT...................................................................   36
11.2    EQUITABLE RELIEF; BINDING EFFECT...................................................   36
11.3    SEPARATE COUNTERPARTS..............................................................   36
11.4    TRANSACTION COSTS..................................................................   36
11.5    NOTICES............................................................................   36
11.6    NO DISCLOSURE WITHOUT CONSENT......................................................   37
11.7    SEVERABILITY.......................................................................   37
11.8    CAPTIONS...........................................................................   37
11.9    GOVERNING LAW......................................................................   37
11.10   NO THIRD-PARTY BENEFICIARIES.......................................................   38
11.11   ARBITRATION........................................................................   38
11.12   SUCCESSORS AND ASSIGNS.............................................................   38
11.13   CONSTRUCTION.......................................................................   38
11.14   INCORPORATION OF EXHIBITS AND SCHEDULES............................................   39
11.15   SUBMISSION TO JURISDICTION.........................................................   39

                          AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("AGREEMENT") is made and entered into as of August 7, 2001, by and among Homestore.com, Inc., a Delaware corporation ("BUYER"), on behalf of itself and a wholly-owned subsidiary of Buyer to be formed in Delaware ("SUB"), iPlace, Inc., a Delaware corporation ("COMPANY") and the stockholders of Company listed on the signature pages hereto (collectively, the "STOCKHOLDERS"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

WHEREAS, the Boards of Directors of Buyer, Sub and Company deem it advisable and in the best interest of said corporations and their respective stockholders that Company be merged with and into Sub in a transaction whereby Sub will be the surviving corporation (the "MERGER"), all in accordance with the terms of this Agreement and applicable law; and

WHEREAS, Buyer, Sub and Company intend that the Merger qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

                                    AGREEMENT

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. At the Effective Time and subject to the conditions of this Agreement and the applicable provisions of the Delaware Law, Company will merge with and into Sub. At that time, the separate corporate existence of Company will cease, and Sub will continue as the surviving corporation (the "SURVIVING CORPORATION").

      1.2   CLOSING. Unless this Agreement is earlier terminated under Section
10.1 and subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, the closing of the Merger (the "CLOSING") will take place on August 31, 2001 or such other date as may be mutually agreed upon by the Parties. The date that the Closing actually occurs is referred to herein as the "CLOSING DATE". The Closing will be held at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California, 90071 or at such other location as the Parties shall mutually agree. On the Closing Date, the Parties will cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") and any other required documents with the Secretary of State of Delaware, in accordance with the Delaware Law.

      1.3   EFFECTS OF THE MERGER.

            (a) GENERAL. At the Effective Time, the effects of the Merger will be as provided herein and under the Delaware Law. Subject thereto, (a) all the property, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Corporation, and (b) all debts, liabilities and duties of Company and Sub will become the Surviving Corporation's debts, liabilities and duties.

            (b) CERTIFICATE OF INCORPORATION. At the Effective Time, Sub's Certificate of Incorporation in effect immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, until later amended in accordance with applicable law and that Certificate of Incorporation;

            (c) BYLAWS. Sub's Bylaws in effect immediately before the Effective Time will be the Surviving Corporation's Bylaws, until amended in accordance with applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

            (d) DIRECTORS AND OFFICERS. Sub's directors immediately before the Effective Time will be the directors of the Surviving Corporation. Each such director will hold that office, in accordance with applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws, until his or her successor is duly elected and qualified. Sub's officers immediately before the Effective Time will be the Surviving Corporation's officers. Each of these officers will hold office in accordance with the Surviving Corporation's Bylaws.

      1.4   CONVERSION OF CAPITAL STOCK; MERGER CONSIDERATION.

            (a) SERIES A HOLDER. (i) Scenario 1. If the holder of Series A Preferred Stock, $0.01 par value per share, of Company (the "COMPANY SERIES A PREFERRED STOCK") elects to receive the liquidation preference set forth in
Article IV(B)(4)(a) of Company's Restated Certificate of Incorporation ("SCENARIO 1"), then at the Effective Time, , each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive in cash $27.23 plus all declared and unpaid dividends in respect of such share (the "SERIES A LIQUIDATION PREFERENCE") of Company Series A Preferred Stock. Company shall deliver to Buyer no later than five (5) Business Days prior to the Closing a schedule detailing the amount of all such declared and unpaid dividends as of the Closing Date for purposes of Scenario 1. (ii) Scenario 2. If the holder of Company Series A Preferred Stock does not elect to receive such liquidation preference ("SCENARIO 2"), then each share of Company Series A Preferred Stock shall be canceled and extinguished and automatically converted into the right to receive: (i) the Closing Date Consideration Per Share Amount multiplied by the number of shares of Company Common Stock into which one share of Company Series A Preferred Stock can be converted immediately prior to the Effective Time, one-half of which will be payable in cash and one-half of which will be payable in Buyer Shares and (ii) and the Series A Fractional Interest in the Escrow Fund multiplied by (A) the Escrow Cash and (B) the Escrow Shares. As used herein, "CLOSING DATE CONSIDERATION PER SHARE AMOUNT" means (1) under Scenario 1, the quotient of (A) the Purchase Price or the Adjusted Purchase Price, as the case may be, (i) less the aggregate Series A Liquidation Preference, (ii) less the Initial Escrow Share Value (as defined in Section 1.5), (iii) less the aggregate Escrow Cash, divided by (B) the total number of shares of Company Common Stock issued and outstanding as of the Effective Time, assuming no conversion of the Company Series A Preferred Stock into Company Common Stock, and (2) under Scenario 2, the quotient of (A) the Purchase Price or the Adjusted Purchase Price, as the case may be, (i) less the Initial Escrow Share Value, (ii) less the aggregate Escrow Cash, divided by (B) the total number of shares of Company Common Stock issued and outstanding as of the Effective Time, assuming deemed conversion of the Company Series A Preferred Stock into Company Common Stock immediately prior to the Effective Time.
SCHEDULE 1.4(B) sets forth each of the Nonaccredited Investors and the number of shares of Company Capital Stock held by each such Nonaccredited Investor.

            (b) NONACCREDITED INVESTORS. At the Effective Time, by virtue of the Merger and without any action by any party, each share of common stock, $0.01 par value per share, of Company (the "COMPANY COMMON STOCK")held by Nonaccredited Investors that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive in cash the Nonaccredited Investors' Closing Date Consideration Per Share Amount.

            As used herein, "NONACCREDITED INVESTORS' CLOSING DATE CONSIDERATION PER SHARE AMOUNT" means (1) under Scenario 1, the quotient of (A) the Purchase Price or the Adjusted Purchase Price, as the case may be, less the aggregate Series A Liquidation Preference divided by (B) the total number of shares of Company Common Stock issued and outstanding as of the Effective Time, assuming no conversion of the Company Series A Preferred Stock into Company Common Stock, and (2) under Scenario 2, the quotient of (A) the Purchase Price or the Adjusted Purchase Price, as the case may be, divided by
(B) the total number of shares of Company Common Stock issued and outstanding as of the Effective Time, assuming deemed conversion of the Company Series A Preferred Stock into Company Common Stock immediately prior to the Effective Time.

            (c) MEMBERWORKS AND OTHER ACCREDITED INVESTORS (OTHER THAN THE MANAGEMENT STOCKHOLDERS). At the Effective Time, by virtue of the Merger and without any action by any party, each share of Company Common Stock held by MemberWorks and other Accredited Investors (other than the Management Stockholders) that is issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive: (i) the Closing Date Consideration Per Share Amount, one-half of which will be payable in cash and one-half of which will be payable in Buyer Shares, and (ii) the Accredited Investors' Fractional Interest in the Escrow Fund multiplied by (A) the Escrow Cash and (B) the Escrow Shares. SCHEDULE 1.4(c) sets forth each of the Accredited Investors and the number of shares of Company Capital Stock held by each such Accredited Investor.

            (d) MANAGEMENT STOCKHOLDERS. At the Effective Time, by virtue of the Merger and without any action by any party, each share of Company Common Stock held by the Management Stockholders that is issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive: (i) in cash the quotient of
(A) the difference between (x) the Closing Date Cash (as defined in Section 1.5) and (y) the aggregate amount of cash disbursed under clauses (a), (b), and (c) of this Section 1.4 divided by (B) the total number of issued and outstanding shares of Company Common Stock owned by Management Stockholders as of the Effective Time, (ii) a number of Buyer Shares equal to the quotient of (A) the difference between (x) the Closing Date Shares (as defined in Section 1.5) and
(y) the total number of Buyer Shares disbursed under clauses (a), (b), and (c) of this Section 1.4 divided by (B) the total number of issued and outstanding shares of Company Common Stock owned by Management Stockholders as of the Effective Time, and (iii) the Management Stockholders Fractional Interest in the Escrow Fund multiplied by (A) the Escrow Cash and (B) the Escrow Shares.
SCHEDULE 1.4(d) sets forth each of the Management Stockholders and the number of shares of Company Capital Stock held by each such Management Stockholder.

            (e) COMPANY STOCK OPTIONS. At the Effective Time, all Company Options shall be treated in accordance with Section 4.6.

            (f) NO FRACTIONAL SHARES. No fractional share of Buyer Common Stock will be issued in the Merger. Any fractional shares will be rounded to the nearest whole share (with .5 being rounded up.)

            (g)   LIMITATION. Notwithstanding the foregoing calculations in this
Section 1.4, in no event will the aggregate cash and number of Buyer Shares paid or issued under this Section 1.4 exceed the Closing Date Cash and Closing Date Shares, respectively.

      1.5   PURCHASE PRICE.

            (a) PURCHASE PRICE. In the Merger, Buyer will pay an aggregate purchase price (the "PURCHASE PRICE"), subject to adjustment as provided in
SECTION 1.6, consisting of (i) cash in the amount of U.S.$72,000,000 (the "CASH PORTION OF THE PURCHASE PRICE") less (A) the amount of Company's indebtedness to related parties set forth in SCHEDULE 1.5 (the "RELATED PARTY INDEBTEDNESS AMOUNT") (B) those certain reasonable legal, accounting and other expenses incurred by Company directly in evaluating, negotiating and effecting the Transactions (and not any other transactions with any other parties) that in the aggregate, together with Incremental Transaction Share Expenses (as defined below), exceed the limitations set forth in the proviso in Section 11.4, which expenses shall be set forth on a schedule to be provided by Company two Business Days prior to the Closing Date (the "INCREMENTAL TRANSACTION CASH EXPENSES"), and (C) any dividends distributed to the holder of the Company Series A Preferred Stock and
(ii) that number of unregistered shares of Buyer Common Stock (the "BUYER SHARES") that equals the quotient of (x) U.S.$78,000,000 less those certain reasonable legal, accounting and other expenses incurred by Company directly in evaluating, negotiating and effecting the Transactions (and not any other transactions with any other parties), which expenses shall be set forth on a schedule to be provided by Company two Business Days prior to the Closing Date (the "INCREMENTAL TRANSACTION SHARE EXPENSES," and, together with the Incremental Transaction Cash Expenses, the "INCREMENTAL TRANSACTION EXPENSES"), divided by (y) the Fair Market Value (the "TOTAL NUMBER OF BUYER SHARES") .

            (b) DELIVERY OF PURCHASE PRICE AT CLOSING. On the Closing Date, Buyer will deliver (i) to the Escrow Agent, that number of Buyer Shares that equals the quotient of U.S.$17,500,000 (the "INITIAL ESCROW SHARE VALUE") divided by the Fair Market Value, to be held and applied pursuant to the Escrow Agreement (the "ESCROW SHARES"); (ii) to the Exchange Agent a number of Buyer Shares (the "CLOSING DATE SHARES") equal to the difference between (A) the Total Number of Buyer Shares less (B) the total number of Escrow Shares under this Agreement for distribution to the stockholders in accordance with the procedures set forth in Section 1.9 and pursuant to the allocations set forth in Section
1.4 less (C) the total number of Buyer Shares paid in accordance with Incremental Transaction Share Expenses; (iii) to the Exchange Agent by wire transfer of immediately available funds, an amount equal to $67,000,000 of the Cash Portion of the Purchase Price less the Related Party Indebtedness Amount less the Incremental Transaction Cash Expenses (the "CLOSING DATE CASH") for distribution to the stockholders in accordance with the procedures set forth in
Section 1.9 and pursuant to the allocations set forth in Section 1.4; (iv) to the Escrow Agent, by wire transfer of immediately available funds, an amount of the Cash Portion of the Purchase Price (the "ESCROW CASH") equal to $5,000,000 to be held and applied pursuant to the Escrow Agreement; and (v) to the holders of the Related Party Indebtedness, by wire transfer of immediately available funds, the Related Party Indebtedness Amount.

            (c) DELIVERY OF DOCUMENTS. In addition, on the Closing Date, Company and Stockholders shall deliver to Buyer the various certificates, instruments, and documents referred to in Article 5 below and the Buyer will deliver to Company the various certificates, instruments, and documents referred to in Article 6 below.

      1.6   ADJUSTMENTS TO PURCHASE PRICE.

            (a)   BALANCE SHEET ADJUSTMENTS.

                  (i) Net Book Value Adjustment. The Purchase Price shall be reduced (the "NET BOOK VALUE ADJUSTMENT") on a dollar for dollar basis in the event that Net Book Value as computed with reference to the Closing Date Balance Sheet (as defined in SECTION 1.6(b) below) is less than the Net Book Value as computed with reference to the Company's unaudited June 30, 2001 balance sheet attached hereto as SCHEDULE 1.6(a) (the "JUNE 30 BALANCE SHEET"). For purposes hereof, "NET BOOK VALUE" shall mean total balance sheet assets (excluding deferred membership related charges and reductions in cash related to (i) Transaction expenses paid by Company and approved by Buyer and (2) any dividends paid to the holder of the Company Series A Preferred Stock) less total balance sheet liabilities (excluding deferred membership fees and related party obligations and accrued expenses relating to the Transaction), in each case as determined in accordance with GAAP, but will not include any balance sheet items, if any, that result from the repricing of Company's stock options as permitted in this Agreement.

                  (ii) Deferred Revenue Adjustment. Without duplication of the Net Book Value Adjustment, if the Net Book Value of Deferred Revenue set forth on the Closing Date Balance Sheet is less than the Net Book Value of Deferred Revenue set forth on the June 30 Balance Sheet, the Purchase Price will be reduced $2.50 for each dollar of the shortfall (the "DEFERRED REVENUE ADJUSTMENT").

                  (iii) Exclusions. The determination of whether a Net Book Value Adjustment or Deferred Revenue Adjustment exists shall be made without regard to the effect of Excluded Losses on any component of such determination.

            (b)   ADJUSTMENT PROCEDURE.

                  (1) Closing Date Balance Sheet. Within 30 days after the Closing, Stockholder Agent will deliver to Buyer a balance sheet of Company as of the Closing Date (the "CLOSING DATE BALANCE SHEET"). Within 60 days after the Closing, Buyer will deliver to Stockholder Agent a computation of the Net Book Value Adjustment as of the Closing Date and the Deferred Revenue Adjustment. The Closing Date Balance Sheet will be prepared in accordance with GAAP, as consistently applied by Company in connection with the preparation of its June 30, 2001 financial statements, and in accordance with the Company's books and records. If, within 15 days after these deliveries, Stockholder Agent has not given Buyer notice of its objection to the computation of the Net Book Value Adjustment or the Deferred Revenue Adjustment containing a reasonably detailed statement of the basis for the objection, the computation of the Net Book Value Adjustment and the Deferred Revenue Adjustment will be binding on the Parties. For purposes of this SECTION 1.6, "PARTIES" will mean Buyer, on the one hand, and Stockholder Agent on behalf of the stockholders, on the other hand.

                  (2) Objection. If Buyer gives notice of its objection to the Closing Date Balance Sheet or if Stockholder Agent gives notice of its objection to the computation of the Net Book Value Adjustment or Deferred Revenue Adjustment, and the Parties do not resolve their differences within 10 days after the notice is given, the issues in dispute will be immediately submitted to a big 5 accounting firm (other than PriceWaterhouseCoopers LLP or KPMG Peat Marwick) acceptable to Buyer and Company (the "ACCOUNTANTS") for resolution. In this connection, (A) each Party will, within 10 days following that 10-day period, furnish to the Accountants a statement of its position and any supporting work papers, computations and written arguments, along with any other documents and information relating to the disputed issues the Accountants request and are available to that Party; (B) the Accountants will, as soon as practicable and in no event later than thirty (30) days, make their determination based solely on the materials submitted by the Parties and any oral presentations the Accountants decide to allow, and not on any independent review; (C) the Accountants' determination, as stated in a notice to the Parties from the Accountants, will be binding and conclusive on the Parties; and (D) each Party will bear one-half of the amount of the Accountants' fees and expenses.

            (c) PAYMENT. If the Net Book Value Adjustment and/or the Deferred Revenue Adjustment is positive, then no later than the third Business Day after the final determination of the Net Book Value Adjustment and/or the Deferred Revenue Adjustment Stockholder Agent will direct the Escrow Agent to pay the amount of the Net Book Value Adjustment and/or the Deferred Revenue Adjustment, as the case may be, to Buyer from the Escrow Fund by wire transfer of immediately available funds to the extent of the cash on deposit therein and thereafter shall deliver to Buyer a number of shares of Buyer Common Stock (valued at the Fair Market Value) that is sufficient to cover the deficiency.

            (d)   DUE DILIGENCE ADJUSTMENTS.

                  (1)   Determination.

                        (A) If Buyer discovers during the Due Diligence Period any Undisclosed Quantifiable Liabilities, then the Purchase Price shall be reduced by an amount equal to the aggregate amount of all such Undisclosed Quantifiable Liabilities computed with reference to each underlying contract or agreement that establishes such liability or obligation (a "QUANTIFIABLE LIABILITY PRICE ADJUSTMENT").

                        (B) If Buyer discovers during the Due Diligence Period any Reasonably Expected Contingent Liability, then the Escrow Amount shall be increased (by the addition of Escrow Shares valued at Fair Market Value) by an amount equal to Buyer's good faith estimate of the amount of the Reasonably Expected Contingent Liability (a "CONTINGENT LIABILITY ESCROW ADJUSTMENT").

                        (C) The aggregate amount of all Quantifiable Liability Price Adjustments, Contingent Liability Escrow Adjustments and the Yahoo! Purchase Price Adjustment, if any, shall not exceed $15 million.

                        (D) If a Reasonably Expected Contingent Liability that is the basis of a Contingent Liability Escrow Adjustment becomes an actual liability in accordance with GAAP on or prior to the two-year anniversary of the Closing of this Agreement, then Buyer shall be entitled to immediately receive a disbursement from the Escrow Account of the number of Escrow Shares that were deposited in escrow in connection with such Contingent Liability Adjustment. Any such disbursements shall not affect the limitations on liability set forth in SECTION 8.1(c).

                        (E) If during the Due Diligence Period the aggregate amount of all Undisclosed Quantifiable Liabilities, Reasonably Expected Contingent Liabilities and the Yahoo! Purchase Price Adjustment, if any, exceeds $22,500,000 (the "INITIAL TERMINATION ADJUSTMENT AMOUNT"), but is less than or equal to $30,000,000, Buyer shall promptly give written notice to the Company that the Initial Termination Adjustment Amount has been exceeded and the Buyer shall have a right to terminate this Agreement without liability in accordance with SECTION 10.1 (d) (iii); provided, however, that Buyer may not so terminate this Agreement if within five (5) Business Days of receipt from Buyer of notice that the Initial Termination Adjustment Amount has been exceeded, the Company consents in writing to increase the Escrow Amount by the amount by which the aggregate amount of all Undisclosed Quantifiable Liabilities, Reasonably Expected Contingent Liabilities and the Yahoo! Purchase Price Adjustment, if any, exceeds $22,500,000, provided, however, that any such increase shall not increase the Escrow Amount above $30,000,000. Any increases in the Escrow Amount pursuant to this SECTION 1.6(D)(1)(E) shall be made in Escrow Shares.

                        (F) If during the Due Diligence Period the aggregate amount of all Undisclosed Quantifiable Liabilities, Reasonably Expected Contingent Liabilities and the Yahoo! Purchase Price Adjustment, if any, exceeds $30,000,000 (the "FINAL TERMINATION ADJUSTMENT AMOUNT"), Buyer shall have a right to terminate this Agreement without liability in accordance with SECTION 10.1 (d)
            (iii).

                        (G) Any Undisclosed Quantifiable Liability that results in a Quantifiable Liability Price Adjustment shall not also be recoverable under the indemnities provided in SECTION 8.2 except to the extent that the amount that would have been recoverable under such indemnification with respect to such particular Undisclosed Quantifiable Liability exceeds the amount of any related Quantifiable Liability Price Adjustment. For example, if Buyer discovers Undisclosed Quantifiable Liabilities of $20,000,000 (assuming no Contingent Liability Escrow Adjustments), then the Purchase Price would be reduced by $15,000,000 as a Quantifiable Liability Price Adjustment and the remaining $5,000,000 would be eligible for recovery in accordance with the indemnity provisions in
            SECTION 8.2.

                        (H) The determination of whether a Quantifiable Liability Price Adjustment or a Contingent Liability Escrow Adjustment exists shall be made without regard to the effect of Excluded Losses on any component of such determination.

                  (2) Procedure. Buyer shall give notice to Company promptly following discovery of any facts or circumstances Buyer believes should result in a Due Diligence Adjustment, which notice shall include a detailed description of such facts or circumstances related to such Due Diligence Adjustment and a detailed calculation of such Due Diligence Adjustment. If, within 5 Business Days after receipt by Company of such notice, Company has not given Buyer notice of its objection to the computation of the Due Diligence Adjustment (the notice must contain a reasonably detailed statement of the basis for the objection), the computation of the Due Diligence Adjustment will be binding on the Parties. If Company gives notice of objection to the computation of the Due Diligence Adjustment, and the Parties do not resolve their differences within 10 days after the notice is given, then the issues in dispute will be immediately submitted to the Accountants for resolution. In this connection, (A) Buyer and Company will, within 10 days following that 10-day period, furnish to the Accountants a statement of its position and any supporting work papers, computations and written arguments, along with any other documents and information relating to the disputed issues the Accountants request and are available to that Party; (B) the Accountants will, as soon as practicable and in no event later than the earlier of thirty (30) days after the end of such ten
(10) day period or three (3) days before September 25, 2001, make their determination based solely on the materials submitted by the Parties and any oral presentations the Accountants decide to allow, and not on any independent review; (C) the Accountants' determination, as stated in a notice to the Parties from the Accountants, will be binding and conclusive on the Parties; and (D) each Party will bear one-half of the amount of the Accountants' fees and expenses.

            (e) YAHOO! LICENSE AGREEMENT ADJUSTMENT. Buyer and Company shall, prior to the Closing, jointly strategize on whether or not Company shall seek the consent of Yahoo! to the consummation of the Transactions and the assignment of the Yahoo! License Agreement to Surviving Corporation in connection with the Transactions (the "YAHOO! CONSENT"). Company shall have the ultimate sole discretion to determine whether or not Company will seek the Yahoo! Consent. If Company elects to seek the Yahoo! Consent and is unable to obtain such Yahoo! Consent prior to the Closing Date, the Purchase Price shall be reduced by $4,005,464 (the "YAHOO! PURCHASE PRICE ADJUSTMENT"). If Company elects not to seek the Yahoo! Consent, the Escrow Shares shall be increased by a number of shares of Buyer Stock equal to the quotient of $4,005,464 divided by the Fair Market Value (the "YAHOO! ESCROW DEPOSIT"). If Yahoo! thereafter terminates the Yahoo! Agreement solely as a result of failure to receive the Yahoo! Consent, Buyer shall be entitled to receive from the Escrow Fund a number of Buyer Shares equal to the Yahoo! Termination Amount and Company and Buyer shall jointly instruct the Escrow Agent to disburse such Buyer Shares to Buyer. As used herein, the "YAHOO TERMINATION AMOUNT" shall mean an amount equal to the product of (i) the Yahoo! Monthly Revenue multiplied by (ii) the number of months remaining during the term of the Yahoo License Agreement after its termination by Yahoo! multiplied by (iii) 2.59. As used herein, the "YAHOO! MONTHLY REVENUE" shall mean the average monthly revenue (using cash basis accounting) generated under the Yahoo! License Agreement (other than with respect to revenue generated from Merged Reports) for the nine (9) month period ending June 30, 2001, as set forth on the attached SCHEDULE 1.6(e) (the "YAHOO! HISTORICAL REVENUE SCHEDULE"). If, at the end of each three (3) month period during the remaining term of the Yahoo! License Agreement, Yahoo! has not terminated such agreement, then Company and Buyer shall jointly instruct the Escrow Agent to disburse to Stockholders one-quarter of the total number of original number of Buyer Shares included in the Yahoo! Escrow Deposit.

      1.7 ESCROW. On the Closing Date, Buyer will deposit the Escrow Shares and the Escrow Cash, in each case, as adjusted pursuant to the provisions of
Section 1.6, into an escrow account with Mellon Bank, N.A., as escrow agent (the "ESCROW AGENT"), pursuant to that certain Escrow Agreement (the "ESCROW AGREEMENT") dated as of the Closing Date among Buyer, Company, the Stockholder Agent and the Escrow Agent in a form to be mutually agreed upon by the Parties. The Escrow Amount, including all distributions thereon and proceeds thereof will secure the indemnification obligations of Company and the Stockholders under
ARTICLE VIII and any adjustments due to Buyer under Section 1.6. The Escrow Fund will be held and disbursed as provided in the Escrow Agreement, which shall provide that except with respect to escrow amounts relating to liabilities under
Section 1.6, the escrow amounts shall be released on the 18-month anniversary of the Closing Date, except to the extent of outstanding claims as of such 18-month anniversary date which shall be handled as set forth in the Escrow Agreement. The Escrow Agreement will provide that Buyer shall have the option of either receiving a disbursement of Buyer Shares from the Escrow Fund or causing the Escrow Agent to sell and liquidate Buyer Shares (which, for the purposes of this Section 1.7, will be deemed to have been liquidated for the Fair Market Value regardless of the actual sale price) so that Buyer may receive a disbursement of the cash proceeds from such sale. The Parties will promptly give any necessary instructions to the Escrow Agent to carry out the purposes of this Agreement and the Escrow Agreement.

      1.8 REGISTRATION RIGHTS AND LOCK-UP. The Buyer Shares issued to stockholders will be entitled to registration under the Securities Act of 1933, as amended, and will be subject to a Registration Rights and Lock-Up Agreement (the "REGISTRATION RIGHTS AND LOCK-UP AGREEMENT") substantially in the form of EXHIBIT B and are further subject to any other restrictions that may be imposed by applicable law (e.g. Rule 144 under the Securities Act of 1933, as amended).

      1.9   PAYMENT OF MERGER CONSIDERATION TO STOCKHOLDERS.

            (a) EXCHANGE AGENT. Mellon Investors Services shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

            (b) INITIAL EXCHANGE PROCEDURES RELATING TO CERTIFICATES. As soon as practicable after the Closing Date, Buyer will cause to be mailed to each holder of record of a certificate or certificates ("CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock that are entitled to the right to receive the Closing Date Shares and/or the Closing Date Cash and/or such Certificate holder's Fractional Interest in the Escrow Fund (the "MERGER CONSIDERATION"): (i) a letter of transmittal, and (ii) instructions for surrendering the Certificates in exchange for certificates representing that stockholder's Merger Consideration. The letter of transmittal will be in the form, and contain the provisions, Buyer reasonably determines and will specify that delivery will be made, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions included with the letter, the Exchange Agent will promptly cancel the Certificate and deliver to the stockholders (x) one or more certificates (which will bear Buyer's customary Securities Act legend relating to unregistered shares) representing the number of whole shares equal to the number of

Closing Date Shares to which such holder is entitled, and (y) the Closing Date Cash to which such holder is entitled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the Merger Consideration into which such shares of Company Capital Stock converted.

            (c) DISTRIBUTION OF ESCROW AMOUNT. Upon release of the Escrow Amount pursuant to the Escrow Agreement, the Escrow Agent will deliver the released shares and cash, if any, to the Exchange Agent. The Exchange Agent will then deliver to each stockholder who has previously submitted Certificates (i) one or more certificates (which will bear Buyer's customary Securities Act legend relating to unregistered shares) and (ii) cash, representing such stockholder's applicable Fractional Interest in the Escrow Fund. Neither the Escrow Shares nor any rights therein shall be assignable.

            (d) LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificates are lost, stolen or destroyed, the Exchange Agent will issue the appropriate portion of the Merger Consideration in exchange for them, upon the delivery by the rightful holder of the lost, stolen or destroyed Certificate of an affidavit of that fact containing customary indemnification provisions.

            (e)   NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.9, neither the Exchange Agent, Buyer, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered prior to seven years after the Effective Time (or immediately prior to any earlier date on which any Merger Consideration payable with respect to any unsurrendered certificates would otherwise escheat or become property of any Governmental Agency), any Merger Consideration in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all the claims or interest of any person previously entitled thereto.

      1.10 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, in the event that dissenters' rights are available in connection with the Merger pursuant to Section 262 of the Delaware Law, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the Delaware Law ("DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due to such dissenting stockholders pursuant to Section 262 of the Delaware Law, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Delaware Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holders' shares of Company Capital Stock shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. Company shall give Buyer (i) prompt notice of any written demands for appraisal of shares received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. Company shall not, without the prior written consent of Buyer, not to be unreasonably withheld, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

      1.11 TAX CONSEQUENCES. The Parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code by virtue of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code, that the Agreement shall constitute a "Plan of Reorganization" within the meaning of Treasury Regulation Section 1.368-2(g) and that each of them shall report the Merger consistent with Section 368(a) of the Code. Each Party has consulted with its own tax advisers with respect to the tax consequences of the Merger. Notwithstanding the foregoing, at the request of Buyer,

Company and Stockholders agree that the Parties will restructure the Merger in a manner acceptable to Buyer, which may include, without limitation, having the Company merge directly into Buyer or a subsidiary of Buyer so long as such new structure, in the opinion of counsel to Buyer and Company, will qualify as reorganization under Section 368(a) of the Code and will not result in tax consequences to the stockholders that are materially less favorable than the tax consequences afforded the stockholders under the structure set forth in this Agreement. In addition, at the option of Buyer, if the Fair Market Value of Buyer Shares is less than $18 per share, then Buyer may pay cash in lieu of all or any portion of the Buyer Shares that would otherwise be payable under Section 1.5(a); provided, however, that if the payment of such cash would cause the conditions in Section 5.11 and 6.8 to not be met, then the Parties agree that the Parties will restructure the Merger, which may include, without limitation, having the transaction be in the form of a taxable merger; provided, further, that if Buyer elects to pay cash as described in this Section 1.11, the Cash Portion of the Purchase Price shall be between seventy (70) percent and ninety
(90) percent in cash of the total Purchase Price. The Parties will execute any necessary amendments to this Agreement to effect such restructuring.

                                   ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE STOCKHOLDERS

As a material inducement to Buyer to enter into and perform this Agreement, Company and each Stockholder, jointly and severally, represents and warrants that:

The Company and each Stockholder represents and warrants to the Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II). As used in this Article II, "COMPANY" shall mean Company and its subsidiaries, unless the context dictates otherwise.

      2.1   ORGANIZATION AND POWER; CAPITALIZATION

            (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and operate its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Agreement, and to consummate the Transactions. Company is duly qualified to do business as a foreign corporation, and is in good standing under the laws of each jurisdiction in which the conduct of its business requires such qualification or license.

            (b) Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority to own or lease and operate its properties and assets, and to carry on its business as such business is now conducted. Each subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business requires such qualification or license.
SCHEDULE 2.1(b) sets forth each subsidiary of Company, and for each subsidiary of Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder,
(iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. All of the issued and outstanding shares of capital stock of each subsidiary of Company have been duly authorized and are validly issued, fully paid, and nonassessable. Only Company holds of record and owns beneficially all of the outstanding shares of each of its subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company or any of its subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of such subsidiaries or that could require any such subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any such subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any such subsidiary.

            (c) Except as set forth in SCHEDULE 2.1(c), Company has no subsidiaries and owns no capital stock of, or any interest of any nature, in any other entity. Company has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity or a participant in any joint venture.

            (d) On the date hereof, the authorized capital stock of Company consists of (i) 40,000,000 shares of Company Common Stock, of which 28,807,505 shares are issued and outstanding, and (ii) 2,000,000 shares of Company Preferred Stock, of which 184,000 shares have been designated as Company Series A Preferred Stock, 183,621 shares of which are issued and outstanding. The rights, privileges and preferences of the Company Series A Preferred Stock are as stated in the Certificate of Incorporation and the Company's Second Amended and Restated Stockholders Agreement dated as of October 10, 2000. All of the record and beneficial owners of Company Capital Stock are set forth on SCHEDULE 2.1(d).

            (e) On the date hereof, there were no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to sell, transfer, or otherwise dispose of any capital stock of Company or that could require Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement), other than (i) options (the "COMPANY OPTIONS") representing in the aggregate the right to purchase (whether vested or unvested) 5,552,313 shares of Company Common Stock under the Company's employee stock option plans (the "COMPANY OPTION PLANS"), and (ii) shares of Company Series A Preferred Stock validly issued and convertible into shares of Company Common Stock in accordance with the terms of the Series A Convertible Preferred Stock Certificate of Designation. SCHEDULE 2.1(e) set forth all of holders of Company Options and the exercise price and the vesting schedule of the Company Options. Except as set forth in SCHEDULE 2.1(e), the unvested Company Options will not accelerate or become vested upon consummation of the Merger.

            (f) The outstanding shares of Company Capital Stock are duly and validly authorized and issued, fully-paid and nonassessable, and have been issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws or pursuant to valid exemptions there from.

            (g) The Company Capital Stock constitutes all of the issued and outstanding securities of Company, of any kind whatsoever. Other than the Company Options and the Company Series A Preferred Stock, no Person has any right or option to acquire any of Company Capital Stock or any interest therein. Except as set forth on SCHEDULE 2.1(g), with respect to Company Capital Stock and Company Options owned by the stockholders, all of the Company Capital Stock and the Company Options are free and clear of all Encumbrances (except as may exist pursuant to the Securities Act), except for purposes of this Section 2.1(g), Encumbrances shall not exclude any imperfections of title, liens, security interests, claims, restrictions and other charges and encumbrances the existence of which do not, individually or in the aggregate, have a Material Adverse Effect.

                  (h) At the Effective Time, the Closing Date Capitalization Schedule shall be true, correct and complete.

                  (i) To the Knowledge of Company and Stockholders, no stockholder intends to exercise dissenters' rights as of the date hereof.

         2.2 AUTHORIZATION; BINDING EFFECT, ETC. Company has all requisite power and authority to execute, deliver and perform this Agreement, the Transactions and each other Transaction Document to which it is a Party. The execution, delivery and performance of this Agreement and all other Transaction Documents to be executed by Company and the Stockholders have been duly authorized by all requisite action of Company and each Stockholder, and (assuming the due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto), this Agreement and each such other Transaction Document will be, a valid and binding obligation of Company and each Stockholder, enforceable against Company and such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity. Each of Company and each Stockholder has, as of the date of this Agreement, and will, as of the Closing, have taken or will take all actions necessary and advisable in order to approve and adopt this Agreement and the Transactions.

         2.3 CHARTER, BY-LAWS AND MINUTES. The copies of the Certificate of Incorporation of Company as certified by the Secretary of State of Delaware; the By-Laws of Company as certified by its Secretary; and the minutes of meeting of its Board of Directors (or consents in lieu thereof) approving the Transactions as furnished to Buyer by Company, are true, correct and complete and conform to the originals thereof. The minutes of a meeting of stockholders (or consents in lieu thereof) approving the Transactions will be furnished to Buyer by Company and will be true, correct and complete and will conform to the originals thereof.

         2.4 NO VIOLATION. Except as set forth in SCHEDULE 2.4, the execution, delivery and performance of this Agreement and all other Transaction Documents and the consummation of the Transactions do not and will not (a) violate any provisions of law applicable to Company; (b) with or without the giving of notice or passage of time, or both, conflict with or result in the breach of any provision of Company's Certificate of Incorporation or by-laws, or, except for conflicts and breaches that would not result in a Material Adverse Effect, any instrument, license, agreement or commitment to which Company is a party, or by which the Company's assets are bound; (c) constitute a violation of any order, judgment or decree to which Company is a party or by which any of its assets or properties are bound; (d) require the consent, approval, order or authorization of, or registration or filing with any court, administrative agency, or other governmental authority (other than approval under the Hart-Scott-Rodino Act) or
(e) assuming the correctness of Buyer's representations and warranties, require any approval of, or filing or registration with, any governmental entity or third person.

         2.5 FINANCIAL STATEMENTS. Company has delivered to Buyer copies of the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of Company, as of the dates and for the periods indicated, and in conformity with GAAP for the dates and periods involved, and accurately account for the financial positions of Company and the results of operations and the cash flows of Company for the periods covered thereby. All of the financial books and records of Company have been made available to Buyer and such books and records completely and fairly record Company's financial affairs that would normally be recorded in financial books and records maintained in accordance with GAAP. All financial books and records of Company have been made available to Buyer. Except as listed in SCHEDULE 2.5, none of the revenues included in the Financial Statements include any barter or other forms of non-cash remuneration made to Company and, except as listed in SCHEDULE 2.5, do not include any revenues received from or generated by any stockholder or Affiliate, and, except as listed in SCHEDULE 2.5, none of the expenses included in the Financial Statement include any payments or other forms of remuneration paid by Company to any stockholder or Affiliate.

         2.6 LIABILITIES. All of Company's liabilities (whether accrued, unmatured, contingent, or otherwise, and whether due or to become due) that are required to be disclosed or reserved for on the June 30 Balance Sheet are so stated or adequately reserved for in the June 30 Balance Sheet (or described in the notes thereto) in accordance with GAAP, consistently applied, or disclosed on SCHEDULE 2.6, except for liabilities incurred since the date of the June 30 Balance Sheet in the Ordinary Course. None of Company's indebtedness or other liabilities has been guaranteed or assumed by any other Person. SCHEDULE 1.5 hereto sets forth any and all indebtedness of Company to any related party, which includes, without limitation, any director, officer, employee, consultant or Affiliate or Company.

         2.7 REAL AND PERSONAL PROPERTY.

                  (a) SCHEDULE 2.7(a) lists all of the Real Property and includes a reasonably detailed description of the lessor, the location and any improvements.

                  (b) SCHEDULE 2.7(b) lists and describes in reasonable detail all of the Personal Property, but may not list Personal Property that is immaterial in nature to the Business, has minimal cost and is not readily subject to identification and inventory (such as office supplies).

                  (c) Company's Real Property and Personal Property (whether leased or owned) are in good operating condition and repair as required by the Business as presently conducted, subject to ordinary wear and tear. No condemnation or other proceeding is pending or, to the Company's Knowledge, Threatened, that would adversely affect the use of any Real Property by Buyer. All facilities located on any Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with applicable laws, ordinances, rules and regulations.

         2.8 NO ENCUMBRANCES. The Real Property, Personal Property and Intellectual Property held by Company is sufficient to conduct the Business as conducted by Company as of the date hereof and as of the Closing date, and, except as set forth on SCHEDULE 2.8, such property is not, subject to Encumbrances of any kind, except for purposes of this Section 2.8, Encumbrances shall not exclude any imperfections of title, liens, security interests, claims, restrictions and other charges and encumbrances the existence of which do not, individually or in the aggregate, have a Material Adverse Effect.

         2.9 TAXES. Company has timely filed all Tax Returns required to be filed to the date hereof, and they are all correct and complete in all material respects. All Taxes due and payable or claimed to be due by any taxing authority have been timely paid. All unpaid Taxes payable by Company or that will, with the passage of time, become payable by Company for periods (or portions thereof) ending on or before the date of the June 30 Balance Sheet, whether or not disputed, are adequately reserved against in accordance with GAAP in the June 30 Balance Sheet. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any Tax or Tax Return of Company, or claims now pending or matters under discussion with any taxing authority in respect of any such Tax. Company has furnished to Buyer correct and complete copies of Company's Federal Tax Return for the 2000 tax year. Neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that will result, either directly or indirectly, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         2.10 CONTRACTS. SCHEDULE 2.10(a) sets forth a true, complete and correct list of all Material Contracts. True, complete and correct copies of all written Material Contracts, together with all amendments, supplements or other modifications thereto, have heretofore been delivered or otherwise made available to Buyer for review. The Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the respective Parties thereto, and are enforceable in all material respects in accordance with their respective terms and will continue to be valid and enforceable following the Closing. Company, has, in all material respects, performed all of the obligations required to be performed by it to date, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default or breach in the performance by Company or permit termination, modification or acceleration thereunder by the Company or, any other party, of their respective obligations thereunder. Except as set forth on SCHEDULE 2.10(b), no consent or approval by, or any notification or filing with, any party to any Material Contract is required in connection with the execution, delivery and performance by Company of this Agreement or the consummation by Company of the Transactions. As used herein, "MATERIAL CONTRACT" means any Contract that is material to the Company's operation of its Business or that contain any exclusivity or other restrictive provisions binding on the Company or that is integral to any material aspect of the Business, including, without limitation, with respect to any software, content, business relationship or other matter. Except as set forth on SCHEDULE 2.10(c), no Contract contains any exclusivities, rights of first refusal, pre-emptive or similar rights in favor of third parties.

         2.11 ACCOUNTS RECEIVABLE. SCHEDULE 2.11 lists in summary form, and shows the aging of, Company's accounts receivable as of June 30, 2001, net of specified discounts, allowances, rebates and reserves. There has been no material change in the Company's accounts receivable between June 30, 2001 and the date hereof. Company's accounts receivable have arisen in the Ordinary Course and the reserves shown on SCHEDULE 2.11 have been determined in accordance with GAAP, consistently applied.

         2.12 INTELLECTUAL PROPERTY.

                  (a) Paragraph (a) of SCHEDULE 2.12 attached hereto sets forth a list of all registered Intellectual Property owned by Company (the "REGISTRATIONS"). The Registrations are valid and subsisting and Company is the exclusive owner of, and enjoys all rights of ownership with respect to, the Registrations. Company is neither a licensor nor a licensee with respect to any of the Registrations or the Intellectual Property except in the Ordinary Course.

                  (b) Paragraph (b) of SCHEDULE 2.12 sets forth a list of all domain names used or owned by Company. The domain names are validly registered in Company's name or licensed for Company's use. Paragraph (b) of SCHEDULE 2.12 sets forth a true, complete and correct list of all such licenses. Company has the right to use all of the Intellectual Property as necessary or required to conduct its Business, except as listed on SCHEDULE 2.12(a).

                  (c) Company owns and has good and exclusive title to, or has licensee interests (sufficient for the conduct of its business as currently conducted) to the Intellectual Property described in paragraph (c) of SCHEDULE 2.12, free and clear of any Encumbrance; Company is the licensee or exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Business of Company, including the sale of any products or the provision of any services by Company.

                  (d) To Company's Knowledge, Company has not received any written threat, demand or notice of claim from any person or entity asserting that Company's use of any of the Intellectual Property or the Registrations constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other person or entity and Company is not Party to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing by Company of any Intellectual Property necessary to conduct its Business, or which may affect the validity, use or enforceability of such Intellectual Property by Company. To Company's and Stockholders' Knowledge, the Company's Intellectual Property does not infringe, misappropriate or violate any patent, copyright, mask work rights, trademark, trade secret or other intellectual property right owned or controlled by any third party.

                  (e) Paragraph (e) of SCHEDULE 2.12 sets forth each item of proprietary software owned by Company together with an indication of whether it was purchased by Company or created for Company by an employee or independent contractor. All such proprietary software was created by employees or independent contractors, including any works for hire, and Company is the exclusive owner of all right, title and interest therein, including all Intellectual Property rights therein by virtue of valid and enforceable Intellectual Property assignment agreements between Company and each of the employees or independent contractors responsible for creating such software. Except as described in paragraph (e) of SCHEDULE 2.12, no third-party software is integral to Company's proprietary software (other than information feeds from subscription sources and operating systems and software programs of general availability and application, none of which is integral to the source codes of Company's proprietary software). Except as set forth in paragraph (e-1) of
Schedule 2.12, the rights of Company in the proprietary software listed in paragraph (e) of SCHEDULE 2.12, together with third-party software held under valid operation licenses, constitute all material software used by Company in the conduct of the Business.

         2.13 CONSENTS; COMPLIANCE WITH LAW.

                  (a) Company holds Consents from the Governmental Agencies listed in SCHEDULE 2.13. These Consents are valid and unimpaired, are being transferred to Buyer by this Agreement, are not affected by the Transactions, and constitute all the Consents required for the ownership or occupancy of the Company's assets and the operation of the Business. Company has not entered into any agreement with, had any material dispute with, or, been investigated by, any Governmental Agency, community group, or other third Party.

                  (b) Company and the Stockholders have operated the Business in compliance with all applicable Laws, including without limitation, any and all environmental laws and regulations, and all required Filings have been properly made, except for failures of compliance or failures to make required filings that, singly or in the aggregate, would not have a Material Adverse Effect.

                  (c) No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any governmental entity against Company concerning any Consents and Company has no Knowledge of any fact or circumstance which would involve Company in any litigation related thereto or impose upon Company any material liability, including without limitation, environmental liability.

         2.14 EMPLOYEES.

                  (a) SCHEDULE 2.14(a) contains: (1) a list of the names, office locations, and compensation of all full and part-time employees of the Business, and the names of all Company's officers, directors and the stockholders; and (2) a description of all material employee "perks" or other benefit practices not stated in the Plans or in the agreements listed in SCHEDULE 2.15, for all employees. The consummation of the Transactions will not give rise to any liability of Company for severance pay, termination pay or any similar payment to any of its employees.

                  (b) No key employee of the Business has told Company or any Stockholder (orally or in writing) since January 1, 2001 that he or she is considering terminating his or her employment. Except as listed in SCHEDULE 2.14(b), no employee has, to the Company's Knowledge, Threatened any actions against Company in relation to his or her employment with Company.

         2.15 EMPLOYEE PLANS AND BENEFITS.

                  (a) Except as listed on SCHEDULE 2.15, Company does not maintain or contribute to or have any liability, including any contingent liability, with respect to (i) any nonqualified deferred compensation, profit sharing, bonus or retirement plans, (ii) any qualified defined contribution retirement plans, (iii) any qualified defined benefit pension plans (the plans described in (ii) and (iii) are collectively referred to as the "PENSION PLANS"), and (iv) any welfare benefit plans (the "WELFARE PLANS"). The Pension Plans and the Welfare Plans are collectively referred to as the "PLANS". Each of the Pension Plans has received a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and nothing has occurred that would jeopardize the qualification of such Pension Plan. The Plans comply in form and in operation in all material respects with the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Company nor any ERISA Affiliate is a Party to, or has any liability with respect to any Pension Plan subject to Title IV of ERISA or any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. As used in this Agreement, an "ERISA AFFILIATE" will mean each other person or entity with whom Company constitutes or has constituted all or part of a controlled group or which would be treated or has been treated with Company as under common control or whose employees would be treated as employed by Company under Section 414 of the Code or Section 4001(b) of ERISA.

                  (b) With respect to the Plans (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending, other than routine claims for benefits, (iii) there have been no "prohibited transactions" (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all Forms 5500 have been timely filed.

                  (c) Neither Company nor, to Company's Knowledge, any of its directors, officers, employees or any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Company or any of its directors, officers or employees to any material liability under ERISA or any other applicable law.

                  (d) Company has not incurred any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

         2.16 INSURANCE. SCHEDULE 2.16 lists all policies of insurance covering Company, including policies of life, fire, theft, auto, casualty, product liability, workmen's compensation, health, medical, disability, business interruption, employee fidelity, and other casualty and liability insurance, indicating for each policy the type of coverage, the name of the insured, the insurer, the premium, the expiration date and the amount of coverage. These policies (a) are valid, in effect, and enforceable; (b) provide coverage of the kind, and in the amounts, customary in Company's industry; (c) except for policies relating to and providing benefits under a Plan, name only Company as the beneficiary; and (d) are being transferred to Buyer under this Agreement and are not affected by that transfer. Company has not been denied any insurance coverage that it has requested, nor has it made, since January 1, 1998, any material reduction in the scope or change in the nature of its insurance coverage.

         2.17 TRANSACTIONS WITH AFFILIATES. Except as listed in SCHEDULE 2.17, no Affiliate of Company is directly or indirectly a Party to any agreement, contract, commitment or transaction with Company which will be assigned to, assumed by, or binding upon Buyer.

         2.18 BOOKS AND RECORDS; BANK ACCOUNTS. Company's books and records are correct and complete in all material respects and have been maintained in accordance with sound business practices. Company's minute books contain correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders, the Board, and any Board committees of Company.
SCHEDULE 2.18 lists (a) all bank accounts and safe deposit boxes maintained by Company and all authorized signatories for those accounts, specifying their respective authority. No person or entity holds any general or special power of attorney from Company.

         2.19 OPERATION OF BUSINESS IN ORDINARY COURSE. Since the date of the June 30 Balance Sheet, Company has been engaged solely in the operation of its business in the Ordinary Course, consistent with past practice, and (i) except in the operation of its business in the Ordinary Course, consistent with past practice, no Party has accelerated, terminated, modified or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Company is a Party or by which it is bound which individually or in the aggregate with any other such agreements, contracts, leases or licenses, has had or may have a Material Adverse Effect and no Party has provided Company with notice of his/its intention to take any such action; (ii) Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course; (iii) Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of the assets of the Company except for damage, destruction and loss that has not had a Material Adverse Effect; (iv) except for any Excluded Losses, there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of business involving Company which has had or is reasonably likely to have a Material Adverse Effect; and (v) Company has not committed to do any of the foregoing.

         2.20 LITIGATION. Except as described in reasonable detail in SCHEDULE 2.20, there are no actions, suits, proceedings or arbitrations, investigations or claims of any kind pending, or to Company's Knowledge, Threatened before any court, commission, agency or other administrative authority against Company or any of its officers or directors, or its businesses or properties, and Company is not the subject of any order or decree. There is no injunction, order, judgment, decree or regulatory restriction that has been imposed upon Company or the assets of the Company. The litigation described in SCHEDULE 2.20 if adjudicated adversely to Company would not have a Material Adverse Effect.

         2.21 FINDER'S FEE. Company has not incurred any obligation of any kind whatsoever to any Party for a finder's fee (or similar compensation) in connection with the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, except for fees due to Robertson Stephens, Inc. The Stockholders shall be solely responsible for the payment of any such finder's fee (or similar compensation).

         2.22 APPROVALS. Except as set forth in SCHEDULE 2.22, no approval, authorization, order, license or consent of or registration, qualification or filing with any governmental authority and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by Company of this Agreement and any related agreements, except for any such approval, authorization, order, license or consent of or registration, qualification or filing of which the failure to obtain would not result in a Material Adverse Effect.

         2.23 REGULATED ENTITY.

                  (a) Except as listed in SCHEDULE 2.23(a), Company and the Business are not regulated by any Laws (other than Laws that apply to corporations generally).

                  (b) SCHEDULE 2.23(b) lists all of the material Contracts that are subject to regulation of the Laws referred to in clause (a) between Company and one or more third parties ("REGULATORY CONTRACTS") and Company has provided Buyer with a copy of each such Regulatory Contract listed on such Schedule. Company is in compliance in all material respects with all of the provisions of the Regulatory Contracts, including its obligations thereunder and representations and warranties made therein.

                  (c) Except as described in SCHEDULE 2.23(c), Company has not been subject to any regulatory proceeding, investigation, complaint, civil action, arbitration proceeding, or other proceeding by the Department of Justice, Federal Trade Commission, any other federal agency, any applicable state agency or person alleging a material violation of any applicable federal or state consumer credit law, including the Consumer Credit Protection Act, the Truth in Lending Act, the Fair Credit Reporting Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Debt Collections Practices Act, the Real Estate Settlement Procedures Act, the Graham-Leach-Bliley Act, all federal regulatory rules and regulations promulgated pursuant to these laws, all federal state and local privacy laws, rules and regulations, all applicable state laws and regulations relating to consumer credit and use of credit reports. Company is not a mortgage broker and is not subject to the laws relating to mortgage brokers.

                  (d) Without limiting the generality of the foregoing, Company has not engaged in any activities and does not engage in any activities and is not obligated (other than in the Experian Agreement) to engage in any activities that would cause Company to be a consumer reporting agency under the Laws referenced in Section 2.23(c) above.

         2.24 INVESTMENT INTENT. Each Stockholder acknowledges that as part of the Purchase Price, each Stockholder will receive shares of Buyer Common Stock in a transaction which is intended by the Parties to be exempt from registration under the Securities Act of 1933, as amended, and, in furtherance thereof, and in connection with such an investment by Stockholder in Buyer, each Stockholder represents and warrants to, and agrees with Buyer as follows:

                  (a) each Stockholder is acquiring the Buyer Shares for their own account for investment purposes only and not with a view to or for sale in connection with a distribution thereof in violation of the Securities Act, in whole or in part.

                  (b) each Stockholder is a sophisticated investor with knowledge and experience in business and financial matters;

                  (c) each Stockholder has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding Buyer Common Stock;

                  (d) each Stockholder is able to bear the economic risk inherent in holding Buyer Common Stock;

                  (e) each Stockholder is an "ACCREDITED INVESTOR" as such term is defined in Regulation D promulgated under the Securities Act; and

                  (f) each Stockholder acknowledges that the Buyer Shares will be subject to the Registration Rights and Lock-up Agreement, and during the period it is subject to the Registration Rights and Lock-up Agreement they will not be permitted to sell or otherwise transfer the Buyer Shares in any transaction and that the Buyer Shares at Closing will not be registered under the Securities Act of 1933 and therefore they will be "restricted securities" under the Securities Act of 1933. Each certificate evidencing the Buyer Shares will be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THAT ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT OR AN OPINION OF COUNSEL TO HOMESTORE.COM, INC. IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. THESE SHARES ARE ALSO SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT RESTRICTING THE HOLDER'S RIGHTS TO TRANSFER THESE SHARES AND ARE FURTHER RESTRICTED BY SUCH RESTRICTIONS ON TRANSFER CONTAINED THEREIN.

         2.25 DISCLOSURE. None of this Agreement, the Financial Statements, the June 30 Balance Sheet, any Schedule or exhibit hereto or any certificate, document or other statement delivered to Buyer in connection with the Transactions contains any untrue statement of a material fact, or omits any statements of material fact necessary to make the statements contained herein or therein not misleading.

         2.26 STOCKHOLDERS OF COMPANY. Company and each Stockholder represents that as of the date hereof, the stockholders listed in SCHEDULE 2.26 collectively own all of the issued and outstanding capital stock and all other ownership interest of Company and no other party has any right or claim to any such shares or interest.

         2.27 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Company and the Stockholders that would have a material adverse effect on the Transactions or a Material Adverse Effect.

         2.28 NO BANKRUPTCY PROCEEDINGS. There is no Bankruptcy Proceeding pending against the Company, and to the best knowledge of the Stockholders and the Company, no other Person has threatened to commence any such Bankruptcy Proceeding against the Company. The Company is not Insolvent, and the Stockholders have no reason to believe that the Company may become Insolvent in the ordinary course of the Company's business. For purposes of this Section 2.28, a "BANKRUPTCY PROCEEDING" shall mean and include any action, suit or judicial or administrative proceeding under any applicable bankruptcy or insolvency law, including, but not limited to, any such action, suit, or judicial or administrative proceeding: (i) involving the filing of a voluntary or involuntary bankruptcy petition, or petition for relief from claims of creditors, with respect to the Company, (ii) in which it is alleged that the Company is insolvent; or (iii) seeking the liquidation of the Company, the appointment of a receiver or trustee over all or substantially all of the assets of the Company, or the composition or assignment of all or a substantial portion of the assets of the Company for the benefit of the Company's creditors. For purposes of this Section 2.28, the Company shall be "INSOLVENT" if is generally not paying, or is unable or lacks the means to pay, its debts as they become due in the ordinary course of the Company's business.

         2.29 ENVIRONMENTAL LIABILITIES.

                  (a) To the Knowledge of Company and the Stockholders, Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by

Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Company has not received any notice or other communication, whether from a governmental body, citizens groups, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by Company with any current Environmental Law in the future. To Company's knowledge, no current or prior owner of any property leased or possessed by Company has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental Law. All governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in SCHEDULE 2.29.

                  (b) For purposes of this SECTION 2.29, "ENVIRONMENTAL LAW" means any federal, state or local statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and "MATERIAL OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         2.30 YAHOO LICENSE AGREEMENT. The Yahoo! Historical Revenue Schedule is true, complete and accurate in all material respects.

                                   ARTICLE III
                        REPRESENTATIONS OF BUYER AND SUB

As a material inducement to Company to enter into and perform this Agreement, Buyer and Sub represent and warrant that:

         3.1 ORGANIZATION AND POWER. Each of Buyer and Sub is (or will be in the case of Sub) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease and use its properties and assets, to carry on its business as such business is now conducted, to execute and deliver this Agreement and to carry out the Transactions.

         3.2 NO VIOLATION. Neither the execution and delivery by Buyer or Sub of this Agreement or any related agreements to which Buyer or Sub may be a Party, nor consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof will conflict with or violate any provision of law or the Articles of Incorporation or By-laws of Buyer or Sub, or result in a violation or default in any provision of any regulation, order, writ, injunction or decree of any court or governmental agency or authority or of any agreement or instrument to which Buyer or Sub is a party or by which Buyer or Sub is bound or to which Buyer or Sub is subject, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of Buyer's or Sub's assets pursuant to the terms of any such agreement or instrument, provided that the actions contemplated by Article V are taken.

         3.3 AUTHORITY. Each of Buyer and Sub has (or will have in the case of Sub)all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it may be a party, all proper corporate actions authorizing the execution, delivery and performance hereof and thereof having been taken. This Agreement has been duly executed and delivered by Buyer for itself and on behalf of Sub and constitutes, and the other Transaction Documents to which Buyer or Sub is a party will be duly executed and delivered and, when executed and delivered, will constitute, valid and legally binding obligations of Buyer or sub, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity.

         3.4 BUYER SHARES. The Buyer Shares will be delivered to stockholders free and clear of all Encumbrances other than the terms and provisions of the Registration Rights and Lock-up Agreement or from any liens or Encumbrances created by or through, or otherwise resulting from, actions or inactions by the stockholders or under Law. Upon issuance in accordance with this Agreement, the Buyer Shares will be validly issued, fully paid and non-assessable.

         3.5 APPROVALS. No approval, authorization, order, license or consent of or registration, qualification or filing with any governmental authority and no approval or consent by any other person or entity is required in connection with the execution, delivery or performance by Buyer of this Agreement and the Transactions, other than as contemplated by ARTICLE IV and ARTICLE V.

         3.6 OWNERSHIP OF SUB. Buyer owns or will own upon its formation all of the outstanding capital stock of Sub.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

         4.1 CONSENTS AND FILINGS.

                  (a) Company will notify as soon as practicable (and will cause its subsidiaries to notify as soon as practicable) all of its and its subsidiaries' clients, customers and contract parties (collectively, "CLIENTS") of the Transactions, including, without limitation, Yahoo!, will have sent Consents to all of such Clients whose consent is required to consummate the Transactions or as reasonably requested by Buyer, except for those Clients whom Buyer requests not be notified of the Transactions. Company will use, and will cause its subsidiaries to use, its and their best efforts to procure such execution of Consents in due course, including, without limitation, the Consent of Yahoo!. Company will deliver to Buyer prior to the Closing copies of all executed Clients' Consents and make available for inspection the originals of such Consents at or prior to the Closing.

                  (b) Each of the Parties agrees to make such notices to, make any filings with, and use commercially reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the Transactions. Without limiting the generality of the foregoing, each of the Parties will file (and the Company will cause each of its subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable best efforts to obtain (and the Company will cause each of the subsidiaries to use commercially reasonable efforts to obtain) an early termination of the applicable waiting period, will make (and Company will cause each of the subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith and will assist and cooperate with each other with respect to any of the foregoing, including sharing any information that is required to be provided with respect to any of the filings. Each of the Parties agrees to use commercially reasonable best efforts to make such filing within 5 days after the date of this Agreement.

         4.2 CLOSING CONDITIONS. Company and Stockholders will use commercially reasonable efforts to cause the satisfaction of all conditions precedent to Buyer's obligations hereunder set forth in Article V. Buyer will use commercially reasonable efforts to cause the satisfaction of all conditions precedent to Company's obligations hereunder set forth in Article VI.

         4.3 CONDUCT OF COMPANY'S BUSINESS PRIOR TO THE CLOSING DATE. During the period from the date of this Agreement and continuing until the earlier of the time the Parties have determined that all conditions to close have not or cannot be satisfied or waived and the Closing Date, Company agrees to, and to cause each of its subsidiaries to, carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Company and its subsidiaries when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact Company's and its subsidiaries' present business organization, keep available the services of Company's and its subsidiaries' present officers and employees and preserve Company's and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired Company's and its subsidiaries' goodwill and ongoing Business at the Closing Date. Except as expressly contemplated in this Agreement, after the date of this Agreement, Company will not, and will cause its subsidiaries to not, without the prior written consent of Buyer:

                  (A) other than performing the Contracts listed in the SCHEDULE
2.10 in accordance with their terms existing on the date hereof, make any expenditure or enter into any transaction exceeding $50,000 or grant any to any Person any exclusivities, rights of first offer or refusal or other rights that would similarly restrict or impose obligations upon Buyer after the Closing;

                  (B) sell, license or transfer to any person or entity of any rights to any Intellectual Property or enter into any agreement with respect to the Intellectual Property with any person or entity other than in the Ordinary Course (subject to the other provisions of this Section 4.3);

                  (C) revalue any of its assets, including without limitation writing down the value of items on its balance sheets or writing off notes or accounts receivable;

                  (D) amend or change its Certificate of Incorporation or bylaws;

                  (E) issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any Common Stock of Company or any of its subsidiaries or securities convertible into, or exercisable or exchangeable for, Common Stock of Company or any of its subsidiaries, or any securities, warrants, options or rights to purchase any of the foregoing, except for the issuance of Company Common Stock to optionholders who have exercised their options under the Company Stock Option Plan, and except for the issuance of the employee options as set forth on SCHEDULE 2.1(e);

                  (F) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, except any dividends paid in cash to the holder of Company Series A Preferred Stock, or split, combine or reclassify any shares of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefore);

                  (G) grant any severance or termination pay (i) to any director or officer or (ii) to any employee, except payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed on the Schedules, or increase in the salary or other compensation payable or to become payable by Company or its subsidiaries to any of its respective officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment by Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any employee benefit plan or enter into any employment contract;

                  (H) sell, lease, license or otherwise dispose of any of the assets or properties of Company or its subsidiaries other than in the Ordinary Course but not exceeding $50,000 in the aggregate, including but not limited to the performance of obligations under contractual arrangements existing as of the date hereof set forth on the Schedules, or create any security interest in such assets or properties;

                  (I) grant any loan to any person or entity except for accounts receivable in the Ordinary Course but not exceeding $50,000 in the aggregate, incur any indebtedness or guarantee any indebtedness except for accounts payable incurred in the Ordinary Course but not exceeding $50,000 in the aggregate, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for expenses in the Ordinary Course but not exceeding $50,000 in the aggregate;

                  (J) amend in any material respect or otherwise modify (or agree to do so), or violate the terms of any of the Contracts set forth or described in SCHEDULE 2.10 or enter into any Contract except in the Ordinary Course (subject to the other provisions of this Section 4.3);

                  (K) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's or any of its subsidiaries' Business;

                  (L) pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the Ordinary Course (subject to the other provisions of this Section 4.3);

                  (M) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

                  (N) change any accounting methods or practices (including any change in depreciation or amortization policies or rates) or extend the due dates of any accounts receivable;

                  (O) terminate any employees other than for cause or encourage any employees to resign from Company;

                  (P) enter into any contract, purchase order or other agreement pursuant to which Company would be required to book any amounts due thereunder as deferred revenue; or

                  (Q) take or agree in writing or otherwise to take any of the actions described in the preceding clauses (A) through (P) of this section or any other action that would prevent Company from performing or cause Company not to perform its covenants and agreements hereunder or from consummating the Transactions.

         4.4 FULL ACCESS AND NOTICE

                  (a) FULL ACCESS. Company will permit (and will cause each of its subsidiaries to permit) representatives of the Buyer (including, but not limited to, its legal and financial advisors) to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and its subsidiaries, to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to Company and each of its subsidiaries and to make copies of such books, records (including Tax records), Contracts, and documents for review at Buyer's premises, provided that if the Merger does not close, the Buyer shall return or destroy such materials. Company shall cooperate fully with Buyer in the conduct of Buyer's due diligence.

                  (b) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Articles II and III, above, respectively. No disclosure by any Party pursuant to this Section 4.4(b), however, shall be deemed to amend or supplement any Schedule attached hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         4.5 EXCLUSIVITY

The Company and the Stockholders will not (and the Company will not cause or permit any of its subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Company or any of its subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Buyer immediately if any Person makes any proposal, offer, counter-offer, inquiry, or contact with respect to any of the foregoing, including a summary of the terms of such proposal, offer, counter-offer, inquiry, or contact with respect to any of the foregoing.

         4.6 COMPANY STOCK OPTION PLAN.

                  (a) Company agrees to adopt, approve and authorize, subject to shareholder approval, no later than 10 days prior to the Closing Date, the 2001 Company Option Plan, the terms and conditions of which shall be subject to prior written approval of Buyer. Company agrees to authorize for issuance under the 2001 Company Option Plan a number of options approved by Buyer in its reasonable discretion. No options or other rights shall be granted by Company under the 2001 Company Option Plan without the prior written approval of Buyer, except for options granted by Company as replacements for options outstanding under the Company Option Plan. Buyer shall assume Company's current Company Option Plan or terminate the Company Option Plan and replace existing options with options under the 2001 Company Option Plan.

                  (b) The options of certain holders listed on SCHEDULE 4.6(b) (i.e. the non-continuing directors) shall become fully vested upon the consummation of the Merger and be included under the 2001 Company Option Plan; provided, that each such holder has executed and delivered to Buyer as of the Closing Buyer's standard form of stock option agreement, except that such option agreement shall provide that such options shall (i) not be exercisable during the first 120 days after the Closing and (ii) expire at the end of ten (10) months after the Closing, but in no event shall such options expire earlier than 6-months after the effective date of the registration statement covering the options.

                  (c) Company shall provide to Buyer on or before the Closing all information and documents reasonably requested by Buyer in respect of the recipients of the options under Sections 4.6(a) and (b) above to assist Buyer to properly administer such options.

         4.7 TERMINATION AND AMENDMENT OF AGREEMENTS.

Company agrees to use its commercially reasonable efforts to terminate prior to Closing each of the E-Loan Agreement and the Lending Tree Agreement. Company also agrees to give a notice of cancellation or termination of the Freddie Mac Agreement to Federal Home Loan Mortgage Corporation prior to the Closing . Company also agrees to use its best efforts to amend the Experian Agreement to delete therefrom the reference that Company is a "consumer reporting agency" or similarly regulated Person.

         4.8 SCHEDULE 2.7. Company shall, within seven (7) days of the date of this Agreement, deliver to Buyer an updated Schedule 2.7 reasonably satisfactory to Buyer showing in reasonable detail a breakdown of the Schedule 2.7 hereto by individual asset and location (e.g., showing the number of laptop computers in each facility and their book value).

         4.9 BENEFIT PROVIDER AGREEMENT. Buyer agrees to execute and deliver the Benefit Provider Agreement, in substantially the form of Exhibit E, contemporaneous with the Closing.

                                   ARTICLE V
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

All obligations of Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived in writing by Buyer:

         5.1 BOARD AND STOCKHOLDER APPROVAL. The board of directors and stockholders of Company shall have approved this Agreement, the Merger and the related transactions by the requisite vote under applicable law and Company's Certificate of Incorporation and Bylaws. Company will have delivered to Buyer copies of the board and stockholders resolutions.

         5.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement and in any certificate delivered in accordance with this agreement will be true and correct in all material respects on and as of the Closing Date as though newly made at and as of that time. Company will have delivered to Buyer a certificate, dated the Closing Date, to such effect. Company will have delivered to Buyer an updated SCHEDULE 2.11 as of the date two days prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 5.2, if a representation and warranty contained in this Agreement shall not be true and correct in all material respects on and as of the Closing and Buyer has identified such representation and warranty and the Parties have agreed to a Quantifiable Liability Price Adjustment or a Contingent Liability Escrow Adjustment pursuant to Section 1.6(d) above in respect of such particular representation and warranty, then to the extent that such Quantifiable Liability Price Adjustment or Contingent Liability Escrow Adjustment has been so made, Buyer shall not have the right to not proceed to Closing solely on the basis that such particular representation and warranty is not true and correct in all material respects; provided, that nothing contained in this paragraph shall affect the provisions relating to the Initial Termination Adjustment Amount or Final Termination Adjustment Amount and Buyer's right to terminate this Agreement in respect thereof.

         5.3 COMPANY'S PERFORMANCE. Each of the agreements of Company to be performed on or before the Closing Date pursuant to the terms of this Agreement will have been duly performed on or before the Closing Date.

         5.4 NO MATERIAL ADVERSE CHANGE. There will not have been any material adverse change in or affecting the Business or any of Company's assets since the date of this Agreement and Company and the Stockholders will have delivered to Buyer a certificate dated the Closing Date to such effect; provided, that the determination of whether or not there has been any material adverse change in or affecting the Business or any of the Company's assets shall be made without regard to the effect of Excluded Losses on any component of such determination. Notwithstanding the foregoing provisions of this Section 5.4, if there shall have been any material adverse change in or affecting the Business or any of Company's assets since the date of this Agreement and Buyer has identified such material adverse change and the Parties have agreed to a Quantifiable Liability Price Adjustment or a Contingent Liability Escrow Adjustment pursuant to Section 1.6(d) above in respect of such material adverse change, then to the extent that such Quantifiable Liability Price Adjustment or Contingent Liability Escrow Adjustment has been so made, Buyer shall not have the right to not proceed to Closing solely on the basis that such material adverse change has occurred; provided, that nothing contained in this paragraph shall affect the provisions relating to the Initial Termination Adjustment Amount or Final Termination Adjustment Amount and Buyer's right to terminate this Agreement in respect thereof.

         5.5 CONSENTS. At the Closing, Company will deliver all Consents referenced in Section 2.13, together with a certificate, in a form reasonably acceptable to both Buyer and Company, certifying that all such consents have been so delivered. Such certificate will also certify that no parties who have executed such Consents have revoked such Consents or disclosed to Company an intention to do so or to terminate their relationship with Company.

         5.6 APPROVALS. Any consent, approval, authorization or order of any court, governmental agency, administrative body or other person or entity required for the consummation of the Transactions will have been obtained, will be in effect on the Closing Date and copies of which will be delivered to Buyer. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated. Consent, approval or authorization will have been obtained, will be in effect on the Closing Date and copies of which will be delivered to Buyer with respect to the following: (i) at least two of Experian, Equifax and TransUnion, and (ii) facility leases.

         5.7 NO ORDERS; LEGAL PROCEEDINGS. No Law will have been enacted, entered, issued, promulgated or enforced by any Governmental Agency, nor will any action or proceeding have been instituted and remain pending or, to Company's Knowledge, Threatened and remain so at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the Transactions or cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or affect adversely the right of the Buyer to own any of the Company's assets, to operate the businesses of Company, or affect adversely the right of any of the subsidiaries of Company to own its assets and to operate its businesses.

         5.8 APPROVAL OF DOCUMENTATION. The form and substance of all opinions, certificates, and other documents required to be delivered hereunder will be reasonably satisfactory in all respects to Buyer and its counsel.

         5.9 RELATED AGREEMENTS. The Escrow Agreement, Employment Agreements and other Transaction Documents must have been executed and delivered by all parties to those agreements, and the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the subsidiaries of Company other than those whom the Buyer shall have specified in writing at least five Business Days prior to the Closing.

         5.10 OPINION OF COUNSEL FOR COMPANY. Company will have delivered to Buyer opinions from (a) Morgan Lewis & Bockius LLP, counsel for Company, in form and substance reasonably satisfactory to Buyer and Buyer's counsel and (b) Richards, Layton & Finger, Delaware counsel for Company, in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

         5.11 OPINION OF COUNSEL FOR BUYER. Buyer must have received a legal opinion from O'Melveny & Myers LLP, legal counsel to Buyer to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, which opinion shall be given in reliance on a representation letter provided to such counsel by Buyer and Company.

         5.12 CAPITALIZATION SCHEDULE. Buyer must have received a schedule from Company showing all of the holders of Company Capital Stock and Company Options. Such schedule shall list the name and mailing address of each such holder. Buyer shall have also received from Company, on or prior to five (5) Business Days prior to the Closing Date, a schedule showing as of the Closing Date the names and number of shares owned by all holders of Company Common Stock and Company Series A Preferred Stock that are entitled to receive Merger Consideration hereunder (the "CLOSING DATE CAPITALIZATION SCHEDULE").

         5.13 COMPANY STOCK OPTION PLAN. Company shall have adopted the 2001 Company Option Plan as described in Section 4.6 and terminated its existing Company Option Plan.

         5.14 OPTION HOLDERS. Option holders holding at least ninety (90) percent of shares issuable under the existing Company Option Plan shall have entered into Lock-Up Agreements for a period of sixty (60) days; provided, however, that the holders of the vested options of continuing employees and the holders of options that will accelerate upon Closing (i.e. the non-continuing directors) shall enter into Lock-Up Agreements for a period of 120 days.

         5.15 JUNE 30 AUDITED FINANCIALS. Company must have delivered to Buyer on or before August 26, 2001, its audited financial statements as of and for the period ended June 30, 2001.

         5.16 REPAYMENT OF MEMBERWORKS NOTE RECEIVABLE. MemberWorks shall have repaid to Company in full the MemberWorks Note and such MemberWorks Note shall have been cancelled and voided to Buyer's satisfaction.

         5.17 MEMBERWORKS AGREEMENTS. Each of the agreements between MemberWorks and Company shall have been terminated to Buyer's satisfaction, and Company and MemberWorks shall have entered into that certain Benefit Provider Agreement attached hereto as EXHIBIT E.

         5.18 NO DISSENTING STOCKHOLDER. The aggregate number of shares of Company Capital Stock held by Persons who have asserted and maintain the continued right to perfect dissenter's rights under applicable law, if any, shall not exceed 10% of the total number of outstanding shares of the Company Capital Stock.

         5.19 OPINION OF COUNSEL OF MEMBERWORKS. Memberworks will have delivered to Buyer an opinion Shearman & Sterling, counsel for Memberworks, in form and substance reasonably satisfactory to Buyer and Buyer's counsel.

                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS.

All obligations of Company under this Agreement are subject to the fulfillment and satisfaction, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Company:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement and in any certificate delivered in accordance with this agreement will be true and correct on and as of the Closing Date as though newly made at and as of that time. Buyer will have delivered to Company a certificate, dated the Closing Date, to such effect.

         6.2 PERFORMANCE OF BUYER. Each of the agreements of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement will have been duly performed on or before the Closing Date.

         6.3 APPROVAL OF DOCUMENTATION. The form and substance of all certificates and other documents hereunder will be reasonably satisfactory in all respects to Company and its counsel.

         6.4 APPROVALS. Any consent, approval, authorization or order of any court, governmental agency, administrative body or other person or entity required for the consummation of the transactions contemplated by this Agreement will have been obtained and will be in effect on the Closing Date. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

         6.5 NO ORDERS; LEGAL PROCEEDINGS. No Law will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor will any action or proceeding have been instituted and remain pending or Threatened and remain so at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the Transactions.

         6.6 RELATED AGREEMENTS. The Escrow Agreement and other Transaction Documents must have been executed and delivered by all parties thereto.

         6.7 LEGAL OPINION. The Company shall have received a legal opinion from Morgan Lewis & Bockius LLP, counsel to Company to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, which opinion shall be given in reliance on a representation letter provided to such counsel by Buyer and Company.

         6.8 OPINION OF COUNSEL FOR BUYER. Buyer will have delivered to Company and each Stockholder opinions from Buyer's counsel, in form and substance reasonably satisfactory to Company and Company counsel.

                                  ARTICLE VII
                             POST-CLOSING COVENANTS

         7.1 COVENANT NOT TO COMPETE.

                  (a) Except as provided in the last paragraph of this SECTION 7.1, each Stockholder will not for two (2) years from the Closing Date, directly or indirectly, as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, manager, consultant, principal, trustee or licensor, or in any other capacity whatsoever of or for any person, firm, partnership, company, corporation or other entity (other than Buyer or any of its Affiliates):

                           (i) own, manage, operate, sell, control or
participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to or supply product to any business that competes with the Business; or

                           (ii) solicit, divert or take away, or attempt to
solicit, divert or take away, the business or patronage of any of the clients, customers or suppliers of Buyer; or

                           (iii) lend or allow his name or reputation to be used
by or otherwise allow his skill, knowledge or experience to be used by any business that competes with the Business.

Notwithstanding the foregoing, (A) each Stockholder is permitted to own, individually, as a passive investor up to a 5% interest in any publicly-traded entity; (B) the Parties acknowledge that the performance by Stuart Siegel of any duties, or the devotion of his time, with respect to the operations of HomeData Corporation, in substantially the same manner as he performs such duties or devotes such time immediately prior to the Closing Date, shall not be or be deemed to be a breach of the covenants contained in this SECTION 7.1, and (C) the provisions of this Section 7.1 shall not apply to the business activities of Memberworks Inc., a stockholder of Company ("MEMBERWORKS"), or any of its direct or indirect Affiliates (other than those business activities of Company or any subsidiary of Company) actually being conducted immediately prior to the Effective Time. Notwithstanding the foregoing proviso, Memberworks agrees that it will not directly provide to consumers N&H Information Products or Personal Credit Information Products other than through third party providers with which it is not Affiliated, either directly or indirectly. The restrictions in this
SECTION 7.1 will be effective (w) in the counties of Los Angeles and Ventura,
(x) in the state of California, (y) in the United States of America, and (z) throughout the world (collectively, the "LOCATIONS"). Company and each Stockholder acknowledge that the Business, given that it is conducted on the Internet, is national and international, rather than local, in scope.

                  (b) Each of Buyer and MemberWorks agrees that it will not for a period of two (2) years after the Closing Date solicit any current employee of the other party without such party's prior written consent; provided, however, that term "solicit" shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on persons employed by such party.

         7.2 CONFIDENTIALITY.

                  (a) Each Stockholder has had access to, and there has been disclosed to each Stockholder, information of a confidential nature that has great value to the Business and constitutes a substantial basis upon which the Business is predicated. Such information includes trade secrets, customer or supplier lists, pricing information, marketing arrangements, strategies, business plans, internal performance statistics, training manuals, and other information concerning Company (or Buyer as successor to the Business) that is competitively sensitive or confidential (the "CONFIDENTIAL INFORMATION").

                  (b) Each Stockholder will not, for three (3) years following the Closing Date, use or divulge any Confidential Information, except: (a) to Buyer's personnel; (b) to the extent disclosure may be required by Law; or (c) if such information becomes lawfully obtainable from other sources. Each Stockholder will not use or permit to be used any Confidential Information for the gain or benefit of any Party outside of Buyer or for his own personal gain or benefit outside the scope of his engagement by Buyer.

         7.3 REASONABLENESS OF RESTRICTIONS AND ENFORCEABILITY. Given each Stockholder's position as a stockholder of Company and each Stockholder's strong business ties that are significant to the growth of the Business, each Stockholder acknowledges that the restrictions in this Agreement are reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of Buyer's legitimate business interests, which include but are not limited to Company's trade secrets and other valuable confidential business information acquired by Buyer, its substantial relationships with prospective or existing customers and suppliers, and the goodwill associated with the Business.

         7.4 SEVERABLE COVENANTS. The Parties intend that the covenants in
SECTION 7.1 will be construed as a series of separate covenants, each consisting of the covenants in SECTION 7.1 for each of the Locations. Except for the Locations, all such separate covenants will be deemed identical. The Parties desire and intend that this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of SECTION 7.1, 7.2 or
7.3 is adjudicated to be invalid or unenforceable, (a) each of the Parties agrees that if such provisions would be valid or enforceable if some part or parts of them were deleted or the period or area of application reduced, the applicable restriction will apply with the modifications necessary to make it valid and enforceable, and (b) such adjudication will apply only with respect to the operation of this Agreement in the particular jurisdiction in which the adjudication is made, and the unenforceable covenant will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions of them) to be enforced.

         7.5 LITIGATION SUPPORT.

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company or any of its subsidiaries, the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8.2 below).

         7.6 TRANSITION. The Stockholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company or any of its subsidiaries from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Company and its subsidiaries prior to the Closing. Each Stockholder will refer all customer inquiries relating to the businesses of the Company and its subsidiaries to the Buyer from and after the Closing.

         7.7 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below. Stockholders acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Company and its former subsidiaries.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND
AGREEMENTS.

                  (a) Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants and agreements of the Parties contained in this Agreement, including the schedules and exhibits attached hereto, will survive the Closing and the consummation of the Transactions for a period of eighteen (18) months. The representations and warranties in SECTIONS 2.1, 2.2, 2.8, 2.9, 2.18, 2.24, 3.1, 3.3 AND 3.4 will survive the Closing and the consummation of the Transactions for any applicable statue of limitations. The representations and warranties in SECTIONS 2.12 AND 2.23 will survive the Closing and the consummation of the Transactions for a period of three (3) years.

                  (b) With the exception of the Freddie Mac Indemnity, the Experian Indemnity and the Dissenting Shares Indemnity, no claims will be made by any Party entitled to indemnification under this Article VIII unless and until all such claims taken cumulatively will have exceeded $475,000 (the "INDEMNIFICATION THRESHOLD") provided however, indemnification will then be available from the first dollar thereof.

                  (c) With the exception of (i) indemnification by Company and the Stockholders related to breaches of the representations and warranties contained in Sections 2.1, 2.2, 2.8, 2.12, 2.23 and 2.29, (ii) any Losses that arise from the fraud or willful misconduct of the indemnifying party, in which case with respect to each of clauses (i) and (ii) above the responsibility of the indemnifying party shall not be limited, and with the exception of (iii) the Freddie Mac Indemnity, (iv) the Experian Indemnity and (v) the Dissenting Shares Indemnity, in which case with respect to clauses (iii), (iv) and (v) above, the responsibility of the indemnifying party shall be limited to the Purchase Price or the Adjusted Purchase Price, as the case may be, the aggregate liability of the Stockholders on the one hand, and Buyer, on the other hand, under Section
8.2 and 8.3 shall not exceed thirty percent (30%) of the Purchase Price (i.e., U.S.$45,000,000) or thirty percent (30%) of the Adjusted Purchase Price, as the case may be; provided, however, that breaches of representations and warranties in Section 2.12 shall not (in the aggregate, with all the aggregate liability under Section 8.2) exceed fifty percent (50%) of the Purchase Price (i.e., U.S.$75,000,000) or fifty percent (50%) of the Adjusted Purchase Price, as the case may be. For the avoidance of doubt, Buyer may pursue its remedies in connection with the Transactions under any theory of recovery, but the limitations as set forth in this Section 8.1shall apply regardless of the theory of recovery used by Buyer.

         8.2 INDEMNIFICATION BY STOCKHOLDERS. Regardless of any pre-Closing investigations, examinations or prior knowledge of Buyer or due diligence conducted by it or disclosure by Company or the Stockholders, the Stockholders, severally and not jointly and severally, hereby agree to indemnify and hold Buyer and its affiliates, together with their respective directors, officers, employees, managers, agents, advisors, and transferees, harmless from, against and with respect to any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges or expenses, including without limitation interest, penalties and reasonable counsel and accountants' fees, disbursements and expenses (collectively, "LOSSES") arising out of, or related to: (a) any breach of any representation, warranty, covenant or agreement made by Company or the Stockholders in this Agreement, including the Schedules and exhibits hereto or any other document or agreement delivered by or on behalf of Company or the Stockholders in connection therewith, (b) without limiting the foregoing in paragraph (a) of this Section
8.2 above, any Losses of Buyer or its affiliates that arise with respect to or relate to any period(s) from the date of this Agreement through and immediately before the Closing in connection with Company's acts or omissions or the operation of the Business (without limiting the other provisions of this Section 8.2, other than Losses that arise as a result of the performance by Company and Stockholders of their obligations under Article IV of this Agreement during such period or that are described in clause (i) of the definition of Excluded Losses), (c) the cancellation or termination of or the lack of performance under the Freddie Mac Agreement (the "FREDDIE MAC INDEMNITY"), (d) the Experian Agreement (the "EXPERIAN INDEMNITY"),
(e) any amounts paid to stockholders for each Dissenting Share in excess of the Closing Date Consideration Per Share Amount (the "DISSENTING SHARES INDEMNITY") or (f) any Losses of Buyer of its affiliates that arise with respect to claims or actions by third parties against Buyer, its affiliates or Surviving Corporation relating to the inability of Surviving Corporation to provide to such third party any 3-bureau merged report product or service required to be provided pursuant to any agreement between Company and such third party. Except as otherwise provided herein, the liability of each Stockholder under this
Section 8.2 shall not exceed thirty percent (30%) of the the value of the consideration payable to such Stockholder pursuant to Section 1.4 above or fifty percent (50%) of the value of the consideration payable to such Stockholder pursuant to Section 1.4 above, as the case may be, consistent with the percentages set forth in Section 8.1(c) above, plus a fraction of the consideration payable to the other stockholders of Company pursuant to Section
1.4 above, the numerator of which is the total number of shares of Company Capital Stock held by such Stockholder, and the denominator of which is the total number of shares of Company Capital Stock held by all Stockholders.

         8.3 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify, defend and hold the Stockholders and their representatives, agents, advisors and transferees harmless from, against and with respect to any and all Losses arising out of, or related to any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, including the Schedules and exhibits hereto, if any, or any other document or agreement delivered by or on behalf of Buyer in connection herewith.

         8.4 PROCEDURES.

                  (a) Any claim for recovery pursuant to this indemnification will be made promptly after discovery of the circumstances underlying such claim in a written statement signed by the Party seeking indemnification, which will specify in reasonable detail each individual item of Loss and the estimated amount thereof, the date such item was claimed or the facts giving rise to such claim were discovered, the basis for any alleged liability and the nature of the breach or claim to which each such item is related.

                  (b) The Party seeking indemnification will give the indemnifying Party(s) prompt notice of any third Party claim, action or proceeding which might give rise to liability of the indemnifying Party(s) for indemnification hereunder; provided the failure to give such prompt notice shall relieve the indemnifying Party of its obligations hereunder to the extent such Party is materially prejudiced thereby. If the indemnifying Party(s) contest any third Party claim, it will have the option to defend (retaining counsel reasonably acceptable to the indemnified Party), at the indemnifying Party's expense, any such matter, provided that the indemnified Party will have the right, at its own cost and expense, to participate in the defense of such claim. However, notwithstanding the preceding sentence, (a) if the indemnifying Party elects not to defend the claim, or (b) if the claim has been brought or asserted against the indemnifying Party(s) as well as the indemnified Party and such indemnified Party reasonably concludes that there may be one or more factual or legal defenses available to it that are in conflict with those available to the indemnifying Party(s) and the indemnifying Party is unwilling to raise such defenses, then the indemnified Party may elect to conduct its defense on its own behalf, in which case the reasonable fees and expenses of the indemnified Party's counsel will be at the expense of the indemnifying Party(s). Except under the circumstances described in the preceding sentence, the indemnified Party will not enter into any settlement agreement without the indemnifying Party's consent which will not be unreasonably withheld or delayed. The indemnifying Party(s) will not, without the prior written consent of the indemnified Party (which will not be unreasonably withheld), enter into any settlement of a claim, if pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the indemnified Party or if such settlement does not expressly unconditionally release the indemnified Party from all liabilities or obligations with respect to such claim, with prejudice. The indemnified Party and the indemnifying Party(s) will cooperate with each other in the defense, compromise or settlement of any claim for which indemnification is sought.

         8.5 PREVAILING PARTY TO BE AWARDED LEGAL FEES. In the event of any dispute arising out of this Agreement, the Party prevailing in resulting litigation or arbitration will be entitled to receive, upon application to the arbitrators or court, as the case may be, its reasonable legal fees and expenses incurred in connection therewith.

         8.6 INDEMNIFICATION RECOVERY.

                  (a) Any payment made pursuant to this ARTICLE VIII will be treated as an adjustment to the Purchase Price for purposes of federal and state income Taxes.

                  (b) At the time of delivery of notice of a claim of a Loss hereunder the Party against whom such claim is made will respond to the claiming Party within fifteen (15) days following receipt of such notice. If there is no dispute of such claim, the indemnifying Party will promptly make payment to the other Party. Upon receipt of a disputed claim, the Party will deliver, in good faith, to the claiming Party a written statement responding to the claim and presenting the basis of reasonable dispute of the terms thereof. The Parties will attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties cannot agree upon a settlement of any claim within thirty (30) days thereafter, the Parties will submit such dispute to arbitration, as provided for in SECTION 11.11.

         8.7 ESCROW AMOUNT. Except for the Dissenting Shares Indemnity, if Buyer is the indemnified Party, Buyer will first seek payment of any claim under the Escrow Agreement (in the same proportion of Escrow Cash and Escrow Shares, with the Escrow Shares value based on the Fair Market Value); provided, however, the Escrow Cash and the Escrow Shares are not Buyer's exclusive source of satisfaction for Stockholders' indemnification obligations. If (i) all of the Escrow Cash and the Escrow Shares have been disbursed from the Escrow Account and Buyer is entitled to further indemnification from the Stockholders hereunder and (ii) if the registration statement required under the Registration Rights Agreement is not effective during the required period of effectiveness provided for by the Registration Rights Agreement due to Buyer's failure to perform, other than in accordance with the terms of the Registration Rights Agreement, then Stockholders shall have the option of satisfying their indemnity obligations hereunder with the delivery to Buyer of Buyer Shares valued at the Fair Market Value until such time as Buyer cures such breach under the Registration Rights Agreement, after which point the Stockholders shall be obligated to satisfy their indemnity obligations hereunder with the payment of cash. The Dissenting Shares Indemnity must be paid in cash (outside of the Escrow Cash).

         8.8 STOCKHOLDER AGENT.

                  (a) APPOINTMENT. The approval of the Merger by the stockholders will, effective upon the approval and without additional action by them, constitute the appointment of the Stockholder Agent for each stockholder (except those having perfected their appraisal or dissenters' rights under Delaware Law), with power to act for and on behalf of the stockholders with respect to Article 8 and Section 1.6. The Stockholder Agent will be authorized to (i) give and receive notices and communications, (ii) authorize delivery to Buyer of Escrow Shares from the Escrow Fund in satisfaction of claims made by Buyer, (iii) deliver notices of objection, (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (v) take all actions necessary or appropriate in the judgment of Stockholder Agent to carry out his responsibilities, exercise his authority and represent the interests of the stockholders. The stockholders can appoint a different Stockholder Agent from time to time upon not less than thirty (30) days prior written notice to Buyer. However, the Stockholder Agent cannot be removed unless holders of a two-thirds interest in the Escrow Fund agree to the removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Agent can be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond will be required of the Stockholder Agent, and the Stockholder Agent will not receive compensation for his services. Notices or communications to or from the Stockholder Agent will constitute notice to or from each of the stockholders.

                  (b) INDEMNIFICATION. The Stockholder Agent will not be liable for any act done or omitted under this Agreement as Stockholder Agent while acting without gross negligence, in good faith and in the exercise of reasonable judgment.

                  (c) ACTIONS. A decision, act, consent or instruction of the Stockholder Agent will constitute a decision of all the former stockholders for whom a portion of the Escrow Cash and Escrow Shares otherwise payable or issuable to them are deposited in the Escrow Fund and will be final, binding and conclusive upon each of such former stockholders, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each former stockholder. The Escrow Agent and Buyer are hereby relieved from any liability to any Person for any acts done by them in accordance with such Stockholder Agent decision, act, consent or instruction.

         8.9 INSURANCE PROCEEDS. In determining the amount of any Loss, liability or expense for which any Party is entitled to indemnification under this Article 8, the gross amount thereof shall be reduced by any insurance proceeds actually received by such Party from third party issuers and the indemnified party agrees to use its reasonable efforts to secure payment of any insurance proceeds to which it may be entitled in connection with any matter for which it makes a claim for indemnity hereunder.

                                   ARTICLE IX
                                   TAX MATTERS

         9.1 CERTAIN TAXES. The responsibility for paying all transfer, documentary, sales, use, registration, value-added and other similar Taxes and related fees (including any additions to Taxes) incurred by the Stockholders in connection with this Agreement and the Transactions will be borne by Stockholders. All Taxes that are imposed on Buyer or the Company in connection with the Merger shall be solely for the account of Buyer.

         9.2 TAX COOPERATION. After the Closing, the Stockholders, on one hand, and Buyer and Sub, on the other hand, shall cooperate fully with each other in the preparation of all Tax Returns and the handling of all Tax audits, and shall provide, or cause to be provided, at their sole cost and expense, to the other parties, any records and other information reasonably requested by such parties in connection therewith.

                                    ARTICLE X
                                   TERMINATION

         10.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement provided below:

                  (a) Buyer and Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Buyer may terminate this Agreement by giving written notice to Company on or before the end of the Due Diligence Period if a Final Termination Adjustment Amount results as described in Section 1.6 above.

                  (c) Buyer may terminate this Agreement by giving written notice to Company at any time prior to the Closing (i) in the event Company or any Stockholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Company of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 2001 (or if the Hart-Scott-Rodino waiting period has not expired or terminated before such date, on or before November 30, 2001) or (iii) by reason of the failure of any condition precedent under Article V hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) or (iv) pursuant to the provisions of Section 1.6 in respect of a Due Diligence Adjustment; and

                  (d) Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 2001 (or if the Hart-Scott-Rodino waiting period has not expired or terminated before such date, on or before November 30, 2001) or (iii) by reason of the failure of any condition precedent under Article VI (unless the failure results primarily from Company or any Stockholder breaching any representation, warranty, or covenant contained in this Agreement).

         10.2 EFFECTS OF TERMINATION. If any Party terminates this Agreement pursuant to this Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).

                                   ARTICLE XI
                                     GENERAL

         11.1 ENTIRE AGREEMENT. All Exhibits and Schedules hereto will be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains the entire agreement among the Parties and there are no agreements, representations, or warranties by any of the Parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all the Parties; provided, that Company may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, further, however, that any amendment effected after the stockholders have approved this Agreement will be subject to the restrictions contained in the Delaware Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.2 EQUITABLE RELIEF; BINDING EFFECT. Company recognizes that if Buyer's remedy at law for any breach of the provisions of SECTIONS 7.1, 7.2 AND
7.3 would be inadequate and that for breach of such provisions Buyer will, in addition to such other remedies as may be available to them at law or in equity or as provided in this Agreement, be entitled to injunctive relief by an action for specific performance to the extent permitted by law. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, this Agreement and all rights hereunder may not be assigned by Company except by prior written consent of Buyer or assigned by Buyer except by prior written consent of Company.

         11.3 SEPARATE COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. Facsimile signatures on counterparts of this Agreement will be deemed original signatures.

         11.4 TRANSACTION COSTS. Except as may be otherwise expressly set forth herein, each Party to this Agreement will be responsible for his, her or its own legal, accounting and other expenses, if any, attendant to the negotiation and drafting of this Agreement and to the transactions contemplated by this Agreement; provided, that Company will be responsible for the reasonable legal, accounting and other expenses incurred by Company directly in evaluating, negotiating and effecting the Transactions (and not any other transactions with any other parties) up to the lesser of $2,500,000 or the cash on Company's balance sheet at Closing.

         11.5 NOTICES. All notices, demands, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when sent by certified or registered mail, return receipt requested and postage prepaid, or by a national overnight delivery service, and received by the recipient. Such notices, demands, consents and other communications will be sent to Buyer, Company and the Stockholders at the respective addresses indicated below:

         (i)  If to Buyer:
                  Homestore.com
                  30700 Russell Ranch Road
                  Westlake Village, CA 91362
                  Attention:  General Counsel

                  with a copy to:

                  John A. Laco, Esq.
                  O'Melveny & Myers LLP
                  400 South Hope Street
                  Los Angeles, California  90071

         (ii) If to Company:

                  iPlace, Inc.
                  444 Oxford Valley Road
                  Langhorne, PA 19047
                  Attention:  Stu Siegel


         (iii) If to the Stockholders:

                  to their address as set forth in the stock records of the Company.

                  With a copy to, in the case of notice to MemberWorks:
                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York, 10022
                  Attention: Steven Giove

unless and until notice of another or different address will be given as provided herein.

         11.6 NO DISCLOSURE WITHOUT CONSENT. No Party will issue any press release related to this Agreement or the Transactions, or make any other announcements (except to any employee on a "need to know" basis and other third Parties but only to the extent necessary in order to consummate the Transactions and who are informed of the confidential nature of such information) without the joint approval of Buyer and Company, except any public disclosure which Buyer in its good faith judgment believes is required by law or by any stock exchange on which its securities are listed to be made (in which case Buyer will consult with Company prior to making any such disclosure).

         11.7 SEVERABILITY. The provisions of this Agreement are severable and the invalidity of any provision will not affect the validity of any other provision.

         11.8 CAPTIONS. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

         11.9 GOVERNING LAW. The execution, interpretation, and performance of this Agreement will be governed by the law of the State of New York.

         11.10 NO THIRD-PARTY BENEFICIARIES. The Parties hereto have entered into this Agreement for their own benefit and do not intend to benefit any other person or entity thereby.

         11.11 ARBITRATION.

                  (a) Other than with respect to SECTION 1.3, in the event the Parties (meaning, for purposes of this section, Buyer on the one hand and Company and the Stockholders on the other hand) are unable to resolve a disputed claim or claims, any of the Parties may request arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third Party, in which event arbitration will not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three arbitrators. Buyer on the one hand and Company and the Stockholders on the other will each select one arbitrator, and the two arbitrators so selected will select a third arbitrator. The arbitrators will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim will be binding and conclusive upon the Parties to this Agreement. Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrators.

                  (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration will be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. For purposes of this SECTION 11.11, in any arbitration hereunder in which any claim or the amount thereof stated is at issue, Buyer will be deemed to be the non-prevailing Party in the event that the arbitrators award Buyer less than the sum of (A) one-half (1/2) of the disputed amount plus
(B) any amounts not in dispute; otherwise, Company and the Stockholders will be deemed to be the non-prevailing Party. The non-prevailing Party to an arbitration will pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, travel, reasonable attorneys' fees and costs, incurred by the other Party to the arbitration.

         11.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         11.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         11.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.15 SUBMISSION TO JURISDICTION. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Los Angeles County, California, in any non-arbitration action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints CT Corporation (the "PROCESS AGENT") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in
SECTION 11.5 above or

(ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in SECTION 11.5 above. Nothing in this SECTION 11.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

                                       HOMESTORE.COM, INC.



                                       By:    /s/ Peter Tafeen
                                           -------------------------------
                                       Name: Peter Tafeen
                                       Title: Executive Vice President


                                       IPLACE, INC.



                                       By:    /s/ Stuart Siegel
                                           -------------------------------
                                       Name: Stuart Siegel
                                       Title: President



                                       STOCKHOLDERS:

                                       MEMBERWORKS INCORPORATED



                                       By:    /s/ James B. Duffy
                                           -------------------------------
                                       Name: James B. Duffy
                                       Title: Executive Vice President and CFO



                                       STUART SIEGEL


                                       By:    /s/ Stuart Siegel
                                           -------------------------------




                                        JEROME MEYER


                                        By:    /s/ Jerome Meyer
                                            -------------------------------

                                        DAVID MEYER



                                        By:    /s/ David Meyer
                                            -------------------------------



                                        SIEGEL TRUST



                                        By:    /s/ Jill Siegel
                                            -------------------------------
                                               Name: Jill Siegel
                                               Title: Trustee

                                    EXHIBIT A

                                   DEFINITIONS

"ACCREDITED INVESTOR" means each holder of Company Capital Stock who is an "Accredited Investor" as such term is defined in Regulation D promulgated under the Securities Act and identified in Schedule 1.4(c).

"ACCOUNTANTS" is defined in Section 1.6.

"ACCREDITED INVESTORS FRACTIONAL INTEREST IN ESCROW FUND" means with respect to MemberWorks and each Accredited Investor, under Scenario 1, the quotient of (i) the total number of issued and outstanding shares of Company Common Stock owned by MemberWorks or such Accredited Investor, as the case may be, as of the Effective Time divided by (ii) the Applicable Shares Outstanding less the Series A Shares Outstanding less the Nonaccredited Investors Shares Outstanding, and under Scenario 2, the quotient of (i) the total number of issued and outstanding shares of Company Common Stock owned by MemberWorks or such Accredited Investor, as the case may be, as of the Effective Time divided by (ii) the Applicable Shares Outstanding as of the Effective Time less the Nonaccredited Investors Outstanding Shares.

"ADJUSTED PURCHASE PRICE" means the purchase price resulting from any adjustment to the Purchase Price pursuant to Section 1.6.

"AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

"APPLICABLE SHARES OUTSTANDING" as of any date of determination means the aggregate number of shares of Company Common Stock outstanding as of such date, including all shares of Company Common Stock issued or issuable upon conversion of all Shares of Company Series A Preferred Stock.

"BANKRUPTCY PROCEEDING" is defined in Section 2.28.

"BUSINESS" means Company's and its subsidiaries' business as conducted as of the Closing Date and during the periods covered by the Financial Statements and the Closing Date Balance Sheet.

"BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions are required or authorized by law to close.

"BUYER COMMON STOCK" means the common stock $0.001 par value of Buyer.

"BUYER SHARES" is defined in Section 1.5.

"CERTIFICATES" is defined in Section 1.9.

"CERTIFICATE OF MERGER" is defined in Section 1.2.

"CLOSING" is defined in Section 1.2.

"CLOSING DATE" is defined in Section 1.2.

"CLOSING DATE BALANCE SHEET" is defined in Section 1.6.

"CLOSING DATE CASH" is defined in Section 1.5(b).

"CLOSING DATE CAPITALIZATION SCHEDULE" is defined in Section 5.12.

"CLOSING DATE CONSIDERATION PER SHARE AMOUNT" is defined in Section 1.4.

"CLOSING DATE SHARES" is defined in Section 1.5(b).

"CODE" means the Internal Revenue Code of 1986, as amended.

"COMPANY CAPITAL STOCK" means the Company Common Stock and Company Series A Preferred Stock.

"COMPANY COMMON STOCK" is defined in Section 1.4.

"COMPANY SERIES A PREFERRED STOCK" is defined in Section 1.4.

"COMPANY OPTION PLAN" is defined in Section 2.1.

"COMPANY OPTIONS" is defined in Section 2.1.

"CONFIDENTIAL INFORMATION" is defined in Section 7.2.

"CONSENTS" means all consents, approvals, or waivers from Governmental Agencies necessary for the execution, delivery, and performance by Company and the Stockholders of the Transaction Documents and the consummation of the Transactions.

"CONTINGENT LIABILITY ESCROW ADJUSTMENT" is defined in Section 1.6.

"CONTRACTS" means any written or oral purchase or sales commitments, financing or security agreements, guaranties, licenses, franchises, repurchase agreements, agency agreements, customer agreements, supplier agreements, representative agreements, commission agreements, employment or collective bargaining agreements, independent contractor agreements, insurance policies, and leases of real or personal property or any other agreements to which Company is a party or is bound, including any oral or unwritten amendment, waivers, or legally binding understandings with respect thereto.

"DEFERRED REVENUE ADJUSTMENT" is defined in Section 1.6.

"DELAWARE LAW" means the Delaware General Corporation Law.

"DISSENTING SHARES" is defined in Section 1.10.

"DISSENTING SHARES INDEMNITY" is defined in Section 8.2.

"DUE DILIGENCE PERIOD" means the period commencing on the date of this Agreement and ending on the earlier of (1) the date 45 days following the date of this Agreement and (2) the date of expiration or early termination of the Hart-Scott-Rodino waiting period, but in no event earlier than the later of 21 days after the date of this Agreement or 3 days after receipt by Buyer of Company's audited financial statements as of and for the fiscal year ended June 30, 2001; provided, however, if any delay is caused by Company, the Due Diligence Period shall be extended by such delay.

"EFFECTIVE TIME" means the time of the acceptance of the filing of the Certificate of Merger and any other required documents with the Secretary of State of the State of Delaware.

"E-LOAN AGREEMENT" means the Agreement dated as of May 3, 2001 between Company and E-LOAN, Inc., and any amendments thereto.

"EMPLOYMENT AGREEMENTS" means the Employment, Non-Competition, Non-Disparagement and Non-Solicitation Agreements between Buyer and each of Stuart Siegel, David Meyer, Jerome Meyer, Ed Ojdana and James Schafle, to be mutually agreed upon, except that if the parties cannot agree on the terms, the Employment Agreements shall be the existing employment agreements between Company and each of Stuart Siegel, David Meyer and Jerome Meyer, respectively, and for Ed Ojdana and James Schafle, employment agreements that are substantially similar, except for compensation.

"ENCUMBRANCES" means liens, mortgages, pledges, security interests, restrictions, prior assignments, options, encumbrances, charges, agreements, or claims of any kind, except (a) any encumbrance expressly created by Contracts listed in the Disclosure Schedules; (b) liens for Taxes, assessments, governmental charges or levies not due or payable as of the Closing or being contested in good faith; (c) material men's, mechanics', carriers', warehouse men's, landlords', workmen's, repairmen's, employees' or other similar liens arising in the Ordinary Course; (d) any restrictions on transfer imposed by applicable Laws (other than environmental Laws); or (e) any imperfections of title, liens, security interests, claims, restrictions and other charges and encumbrances the existence of which do not, individually or in the aggregate, have a Material Adverse Effect.

"ENVIRONMENTAL LAW" is defined in Section 2.29.

"ERISA" is defined in Section 2.15.

"ERISA AFFILIATE" is defined in Section 2.15.

"ESCROW AGENT" is defined in Section 1.7.

"ESCROW AGREEMENT" is defined in Section 1.7.

"ESCROW AMOUNT" means the Escrow Cash and the Escrow Shares.

"ESCROW CASH" is defined in Section 1.5.

"ESCROW FUND" means the escrow fund established pursuant to the Escrow
Agreement.

"ESCROW SHARES" is defined in Section 1.5.

"EXCHANGE AGENT" is defined in Section 1.9.

"EXCLUDED LOSSES" means (i) any Losses arising out of, related to or resulting from, with or respect to actions or inactions of the Individual Agency; (ii) any fees incurred by Company in connection with the Merger, not to exceed $2,500,000; and (iii) any Losses or expenses incurred by Company arising out of, related to, or resulting from or with respect to the repricing of stock options as permitted under this Agreement.

"EXPERIAN AGREEMENT" means the Reseller Services Agreement dated as of July 20, 1999 between ConsumerInfo.com, Inc. and Experian Information Solutions, Inc., and any amendments thereto.

"EXPERIAN INDEMNITY" is defined in Section 8.2.

"FAIR MARKET VALUE" means the average closing price of Buyer's Common Stock for the ten (10) trading days immediately preceeding the second Business Day prior to the Closing Date.

"FILINGS" means all filings, reports, notices, certificates, forms or other documents filed with or submitted to Governmental Agencies.

"FINAL TERMINATION ADJUSTMENT AMOUNT" is defined in Section 1.6.

"FINANCIAL STATEMENTS" means the unaudited balance sheet and the related statements of operations and accumulated deficit and cash flows of Company and any notes thereto, as at and for the fiscal year ended June 30, 2001, the audited balance sheet and the related statements of operations and accumulated deficit and cash flows of Company and any notes thereto, as at and for the fiscal year ended June 30, 2000.

"FRACTIONAL INTEREST" means, as applicable, the Accredited Investors Fractional Interest, the Nonaccredited Investors Fractional Interest and the Management Stockholders Fractional Interest.

"FREDDIE MAC AGREEMENT" means collectively the Strategic Data Agreement, dated as of May 10, 2000 between Company and Federal Home Loan Mortgage Corporation, and any amendments thereto, and the Freddie Mac Umbrella Agreement - Non-Licensed Sourcing Institution, dated as of June 20, 2001 between Company and Federal Home Loan Mortgage Corporation, and any amendments thereto.

"FREDDIE MAC INDEMNITY" is defined in Section 8.2.

"GOVERNMENTAL AGENCIES" means federal, state and local governments, and their subdivisions, instrumentalities, departments, agencies, courts, tribunals or other bodies.

"HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"INCREMENTAL TRANSACTION EXPENSES" is defined in Section 1.5(a).

"INDEMNIFICATION THRESHOLD" is defined in Section 8.1.

"INDIVIDUAL AGENCY" means one of Equifax, Experian and TransUnion (including any entity that succeeds to substantially all of the rights and liabilities of the credit reporting business of any such entity or any entity that acquires the credit reporting business assets of any such entity); each and every reference in this Agreement to the Individual Agency shall be deemed to consistently refer to the same one of the above entities throughout this Agreement.

"INSOLVENT" is defined in Section 2.28.

"INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith, including, but not limited to, all such rights used in the operation of the Business: (i) all United States, international and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical information, data and customer lists, engineering procedures and all documentation relating to any of the foregoing;
(iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world;
(v) all trade names, logos, URLs, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefore throughout the world; (vi) all software (excluding "shrink wrapped" software which is generally available to the public), (vii) customer lists, mailing lists, or know-how (viii) all databases and data collections and all rights therein throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

"INITIAL ESCROW SHARE VALUE" is defined in Section 1.5(b).

"INITIAL TERMINATION ADJUSTMENT AMOUNT" is defined in Section 1.6.

"JUNE 30 BALANCE SHEET" is defined in Section 1.6.

"JUNE 30 PROFIT AND LOSS STATEMENT" means the Company's audited profit and loss statement as of June 30, 2001 set forth as EXHIBIT C.

"KNOWLEDGE" of Company or any Stockholder means the person or entity's actual knowledge and the knowledge a reasonable person having the same duties and responsibilities as such person or entity could reasonably be expected to have.

"LAW" means any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization.

"LENDING TREE AGREEMENT" means the Agreement dated as of September 14, 2000, between QSpace, Inc. and Lending Tree, Inc.

"LOCATIONS" is defined in Section 7.1.

"LOSSES" is defined in Section 8.1.

"MANAGEMENT STOCKHOLDERS" means the Stockholders identified in Schedule 1.4(d).

"MANAGEMENT STOCKHOLDERS FRACTIONAL INTEREST IN ESCROW FUND" means with respect to Management Stockholders, under Scenario 1, the quotient of (i) the total number of issued and outstanding shares of Company Common Stock owned by Management Stockholders, as of the Effective Time divided by (ii) the Applicable Shares Outstanding less the Series A Shares Outstanding less the Nonaccredited Investors Shares Outstanding, and under Scenario 2, the quotient of (i) the total number of issued and outstanding shares of Company Common Stock owned by Management Stockholders, as of the Effective Time divided by (ii) the Applicable Shares Outstanding as of the Effective Time less the Nonaccredited Investors Shares Outstanding.

"MATERIAL CONTRACT" is defined in Section 2.10.

"MATERIAL OF ENVIRONMENTAL CONCERN" is defined in Section 2.29.

"MEMBERWORKS" is defined in Section 7.1.

"MEMBERWORKS NOTE" means that certain Non-Negotiable Promissory Note, dated October 13, 2000, pursuant to which MemberWorks is obligated to pay certain amounts to Company.

"MERGER" is defined in the Recitals.

"MERGER CONSIDERATION" is defined in Section 1.9.

"N&H INFORMATION PRODUCTS" means neighborhood information and home sales information substantially similar in scope to that provided by Company or any subsidiary (immediately prior to the Effective Time) to the members of Company's or any subsidiary's online membership programs and visitors to Company's or any subsidiary's web site.

"NET BOOK VALUE" is defined in Section 1.6.

"NET BOOK VALUE ADJUSTMENT" is defined in Section 1.6.

"NET BOOK VALUE OF DEFERRED REVENUE" means total deferred membership fees less the total deferred membership charges, in each case determined in accordance with GAAP.

"NONACCREDITED INVESTOR" means each holder of Company Capital Stock who is not an "Accredited Investor" as such term is defined in Regulation D promulgated under the Securities Act as identified in Schedule 1.4(b).

"NONACCREDITED INVESTORS' CLOSING DATE CONSIDERATION PER SHARE AMOUNT" is defined in Section 1.4(b).

"NONACCREDITED INVESTOR SHARES OUTSTANDING" means the total number of issued and outstanding shares of Company Common Stock held by the Nonaccredited Investors as of the Effective Time.

"ORDINARY COURSE" means the ordinary and usual course of the conduct of the Business substantially as currently conducted and conducted in the past.

"PARTIES" means the parties to this Agreement.

"PENSION PLANS" is defined in Section 2.15.

"PERSONAL CREDIT INFORMATION PRODUCT" will mean consumer credit information and scores and credit monitoring information probed by Company or any subsidiary and substantially similar in scope to that provided by Company or any subsidiary (immediately prior to the Effective Time) to the members of Company's or any subsidiary's online membership programs and visitors to Company's or any subsidiary's web site.

"PERSONAL PROPERTY" means all equipment, machinery, computers, furniture, leasehold improvements, vehicles, and other personal property owned, leased or otherwise held by Company or its subsidiaries, other than the Real Property, and all interests of Company and its subsidiaries therein.

"PLAN" is defined in Section 2.15.

"PROCESS AGENT" is defined in Section 11.15.

"QUALIFIED PLAN" means any Plan subject to (or intended to be subject to) the qualification requirements of Section 401(a) of the Code.

"QUANTIFIABLE LIABILITY PRICE ADJUSTMENT" is defined in Section 1.6.

"REAL PROPERTY" means all real property (including buildings and structures) owned or leased by Company and all interests of Company therein.

"REASONABLY EXPECTED CONTINGENT LIABILITIES" means liabilities or obligations of the Company that Buyer determines in good faith are reasonably expected to occur and for which Buyer provides the Company a reasonably detailed description and the reasons for Buyer's determination that such contingent liability is reasonably expected to occur; provided, however, that Reasonably Expected Contingent Liabilities shall not include (i) Undisclosed Quantifiable Liabilities, (ii) liabilities set forth in the June 30 Balance Sheet, (iii) liabilities disclosed in writing to Buyer prior to the date of this Agreement or contained in Contracts listed in SCHEDULE 2.10, (iv) liabilities incurred in the Ordinary Course, or (v) Excluded Losses.

"REGISTRATION RIGHTS AND LOCK UP AGREEMENT" is defined in Section 1.8.

"REGISTRATIONS" is defined in Section 2.12.

"REGULATORY CONTRACTS" is defined in Section 2.23.

"RELATED PARTY INDEBTEDNESS AMOUNT" is defined in Section 1.5(a).

"SCENARIO 1" is defined in Section 1.4(a).

"SCENARIO 2" is defined in Section 1.4(a).

"SERIES A FRACTIONAL INTEREST IN ESCROW FUND" means with respect to the holder of Company Series A Preferred Stock, under Scenario 2, the quotient of (i) the Series A Shares Outstanding divided by (ii) the Applicable Shares Outstanding as of the Effective Time less the Nonaccredited Investors Shares Outstanding. Such Series A Fractional

Interest in Escrow Fund shall be divided between cash and Buyer Shares in the same proportion as the holders of the Company's Series A Preferred Stock received at Closing pursuant to Section 1.4.

"SERIES A LIQUIDATION PREFERENCE" is defined in Section 1.4.

"SERIES A SHARES OUTSTANDING" means the total number of shares of Company Common Stock issued or issuable upon conversion of all Shares of Company Series A Preferred Stock owned by the holder of Company Series A Preferred Stock as of the Effective Time.

"STOCKHOLDER AGENT" means Jim Duffy.

"SURVIVING CORPORATION" is defined in Section 1.1.

"TAX" or "TAXES" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, Medicare, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise

"TAX RETURNS" means federal, foreign, state, local, and other tax returns and reports.

"THREATENED" means, with respect to an action, proceeding or other matter, that any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or that any other event has occurred or any other circumstances exist, that would lead a reasonable person to conclude that such proceeding or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"TRANSACTIONS" means the Merger and the other transactions contemplated or required by this Agreement and the other Transaction Documents.

"TRANSACTION DOCUMENTS" means this Agreement, the Escrow Agreement, the Registration Rights and Lock-Up Agreement, the Employment Agreements and all other documents, agreements and certificates contemplated to be executed in connection with the Transactions.

"UNDISCLOSED QUANTIFIABLE LIABILITIES" means specific, quantifiable liabilities or obligations of the Company that were not (A) set forth in the June 30 Balance Sheet, or (B) disclosed in writing to Buyer prior to the date of this Agreement (including those disclosed on the disclosure schedules hereto) or contained in Contracts listed in SCHEDULE 2.10, or (C) any continuing existing liability or obligation of the Company (e.g. monthly payments under a distribution or lease agreement) incurred in the Ordinary Course and consistent with the Company's prior practice, or (D) the Excluded Losses.

"VESTED COMPANY OPTIONS" means the Company Options that are vested, unexpired and exercisable as of the Closing Date under the Company Option Plan.

"UNAUDITED JUNE 30 PROFIT AND LOSS STATEMENT" means the Company's unaudited profit and loss statement as of June 30,2001 set forth as EXHIBIT D.

"WELFARE PLANS" is defined in Section 2.15.

"YAHOO! CONSENT" is defined in Section 1.6(e).

"YAHOO! ESCROW DEPOSIT" is defined in Section 1.6(e).

"YAHOO! HISTORICAL REVENUE SCHEDULE" is defined in Section 1.6(e).

"YAHOO LICENSE AGREEMENT" shall mean the License Agreement, between QSpace, Inc., and Yahoo!, Inc., dated September 15, 1999, and any amendments thereto.

"YAHOO! MONTHLY REVENUE" is defined in Section 1.6(e).

"YAHOO! PURCHASE PRICE ADJUSTMENT" is defined in Section 1.6(e).

"YAHOO TERMINATION AMOUNT" is defined in Section 1.6(e).

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this "Agreement") is dated as of August 7, 2001 by and between (i) Homestore.com, Inc, a Delaware corporation (the "Company"), and (ii) the shareholders listed in Schedule 1 attached hereto (collectively, the "Investors").

                                 R E C I T A L S

A. The Company and the Investors have entered into a Merger Agreement dated as of August 6, 2001 (the "Merger Agreement"), pursuant to which the Investors may acquire from the Company shares of the Company's capital stock (together with any shares of capital stock of the Company issued as a dividend or distribution thereon or in exchange therefor, the "Shares") pursuant to Article 1 thereof.

B. It is a condition precedent to the closing of the Merger Agreement (the "Closing") that this Agreement be entered into between the Company and the Investors.

                                A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Investors and the Company (collectively, the "Parties") agree as follows:

1. Definitions.  For purposes of this Agreement:

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

"Holder" means (i) the Investors and (ii) any person or entity to whom the Investors or their respective Permitted Transferees sells, transfers or assigns at least 50% of such person's Registrable Securities, other than in a sale pursuant to Rule 144 under the Securities Act or a registration effected pursuant to this Agreement.

"Register," "registered," and "registration" refer to an underwritten registration effected by preparing and filing with the Securities and Exchange Commission (the "Commission") a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

"Registration Expenses" means all expenses incurred by Company in connection with the Company's performance of its registration obligations under this Agreement, including all (i) registration, qualification and filing fees; (ii) fees, costs and expenses of compliance with securities or blue sky laws (including reasonable fees, expenses and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities under the laws of such jurisdictions as the managing underwriter or underwriters in a registration may designate, subject to the limitation as set forth in subsection (e) of Section 4 hereof); (iii) printing expenses; (iv) messenger, telephone and delivery expenses; (v) fees, expenses and disbursements of counsel for the Company and of all independent certified public accountants retained by the Company (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance); (vi) Securities Act liability insurance if the Company so desires; (vii) fees, expenses and disbursements of any other individuals or entities retained by the Company in connection with the registration of the Registrable Securities; (viii) fees, costs and expenses incurred in connection with the listing of the Registrable Securities on each national securities exchange or automated quotation system on which the Company has made application for the listing of its Common Stock; (ix) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties and expenses of any annual audit); and (x) fees, expenses and disbursements of one firm of counsel for the Company, but only as to such fees, expenses and disbursements amounting to, in the aggregate, not more than $20,000. Registration Expenses shall not include selling commissions, discounts or other compensation paid to underwriters or other agents or brokers to effect the sale of Registrable Securities, or counsel fees and any other expenses incurred by Holders in connection with any registration that are not specified in the immediately preceding sentence.

"Registrable Securities" means (a) the Shares and (b) any securities of the Company issuable or issued with respect to the Shares by way of a merger, consolidation, stock split, stock dividend, recapitalization of the Company or similar transaction. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act, (ii) such Registrable Securities shall have been sold as permitted by, and in compliance with, Rule 144 (or any successor provision) promulgated under the Securities Act, (iii) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company and subsequent public distribution of them shall not require registration of them under the Securities Act or (iv) such Registrable Securities shall have ceased to be outstanding.

"Securities Act" means the Securities Act of 1933, as amended, or any successor statute. 2. Registration of Registrable Securities. Prior to 120 days after the Closing, the Company shall file with the Commission a registration statement with respect to the Registrable Securities on any form that may be utilized by the Company and that shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition thereof, and use its best reasonable efforts to cause such registration statement to become effective 120 days after the Closing and remain effective thereafter as provided herein, provided that prior to filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of any registration statement, the Company will furnish to each of the Investors whose Registrable Securities are covered by such registration statement, their counsel and the underwriters copies of all such documents proposed to be filed sufficiently in advance of filing to provide them with a reasonable opportunity to review such documents.

Company will notify Investors at any time (but not more often than twice) (a "Suspension Period") when the board of directors in its good faith judgment has determined that it would be seriously detrimental to the Company or its stockholders for the Investors to be selling under the Registration Statement and Investors agree not to sell Registrable Securities during any Suspension Period until the Company advises in writing that the Investors may do so; provided that the Company may not initiate Suspension Periods consisting of in excess of forty-five (45) days in the aggregate (and not longer than thirty (30) days in any one instance) , and the time during which such Registration Statement shall remain effective pursuant to Section 4(a) will be extended by the number of days that the Investors are prevented from selling.

3. Expense of Registration. All Registration Expenses incurred in connection with the registration and other obligations of the Company pursuant to Sections 2 shall be borne by Company.

4. Registration Procedures. Following the filing of the registration statement filed pursuant to Section 2, the Company shall:

(a) promptly prepare and prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, including such amendments (including post-effective amendments) and supplements as may be necessary to reflect the intended method of disposition by the prospective seller or sellers of such Registrable Securities, provided that such registration statement need not be kept effective and current for longer than 360 days subsequent to the effective date of such registration statement;

(b) promptly notify the selling holders of Registrable Securities and any underwriters and confirm such advice in writing, (i) when such registration statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any comments by the Commission, by the National Association of Securities Dealers Inc. ("NASD"), and by the blue sky or securities commissioner or regulator of any state with respect thereto or any request by any such entity for amendments or supplements to such registration statement or prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceedings for that purpose,
(iv) if at any time the representations and warranties of the Company cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (vi) at any time when a prospectus is required to be delivered under the Securities Act, that such registration statement, prospectus, prospectus amendment or supplement or post-effective amendment, or any document incorporated by reference in any of the foregoing, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

(c) furnish to each selling holder of Registrable Securities being offered, and any underwriters, prospectuses or amendments or supplements thereto, in such quantities as they may reasonably request and as soon as practicable, that update previous prospectuses or amendments or supplements thereto;

(d) use reasonable diligent efforts to (i) register or qualify the Registrable Securities to be included in a registration statement hereunder under such other securities laws or blue sky laws of such jurisdictions within the United States of America as any selling holder of such Registrable Securities or any underwriter of the securities being sold shall reasonably request, (ii) keep such registrations or qualifications in effect for so long as the registration statement remains in effect and (iii) take any and all such actions as may be reasonably necessary or advisable to enable such holder or underwriter to consummate the disposition in such jurisdictions of such Registrable Securities owned by such holder; provided, however, that the Company shall not be required for any such purpose to (x) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for the requirements of this Section 4(e), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction; and

(e) cause all such Registrable Securities to be listed or accepted for quotation on each securities exchange or automated quotation system on which the Company's Common Stock then trades.

5. Indemnification. With respect to the registration statement filed under this
Agreement:

(a) the Company will indemnify each Holder who participates in such registration, each of its officers and directors and partners and such Holder's separate legal counsel and independent accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors and partners and such Holder's separate legal counsel and independent accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by or on behalf of such Holder and stated to be specially for use therein.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein.

(c) Each party entitled to indemnification under this Section 5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought provided that failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder unless it is materially prejudiced thereby, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld). Such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be that of such Indemnified Party unless
(i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) the Indemnifying Party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to such Indemnified Party in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing of an election to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party then shall have the right to employ separate counsel at its own expense and to participate in the defense thereof, and shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be designated in writing by a majority of the Indemnified Parties who are eligible to select such counsel). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party may consent to entry of any judgment or enter into any settlement without the prior written consent of the Indemnifying Party.

(d) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party with respect to such loss, liability, claim, damage or expenses in the proportion that is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

6. Information To Be Provided by the Holders. Each Holder whose Registrable Securities are included in any registration pursuant to this Agreement shall furnish the Company such information regarding such Holder and the distribution proposed by such Holder as may be reasonably requested in writing by the Company and as shall be required in connection with such registration or the registration or qualification of such securities under any applicable state securities law.

7. Lock-Up. The Investors shall not (i) sell, pledge, hypothecate or otherwise transfer any Shares during the period commencing on the date hereof and ending on 120 days after the date hereof or (ii) enter into any swap or other derivatives transaction including short sales, cashless collars or other hedging activities. Thereafter, each Investor may sell during each calendar month not more than 1/12th of the Shares owned by such Investor; provided, that there must be at least ten (10) trading days between sales. MemberWorks and the other Accredited Investors (each as defined in the Merger Agreement) shall sell their Shares using as its broker one of the four largest investment bank traders (in terms of number of shares traded) in Company's Common Stock, who are Goldman Sachs, Morgan Stanley, Merrill Lynch and Robertson Stephens.

8. Miscellaneous.

(a) Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or by facsimile transmission or three days after being mailed, registered or certified mail, return receipt requested, with postage prepaid, to the address or facsimile number (as the case may be) listed for such Party in the Purchase Agreement or if any Party shall have designated a different address or facsimile number by notice to the other Parties given as provided above, then to the last address or facsimile number so designated.

(b) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law.

(c) Waiver or Modification. Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by the Company and by Investors that hold a majority of the total Registrable Securities.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws thereof.

(e) Further Assurances. Each Party agrees to act in accordance herewith and not to take any action that is designed to avoid the intention hereof.

(f) Sucessors and Assigns. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the day and year first above written.

                                        HOMESTORE.COM, INC.



                                        By: ____________________________

                                        Name: __________________________

                                        Title:  __________________________


                                        Investors

                                        By:____________________________

                                        Name:__________________________

                                        Title:___________________________

                                   Schedule 1

                                    Investors



                                       9